Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

COHU, INC.,

XAVIER ACQUISITION CORPORATION,

and

XCERRA CORPORATION

Dated as of May 7, 2018

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TABLE OF CONTENTTS

(continued)

-ii-

TABLE OF CONTENTTS

(continued)

-iii-

TABLE OF CONTENTTS

(continued)

Exhibit A        Form of Articles of Organization of Surviving Corporation

Company Disclosure Letter

Parent Disclosure Letter

Other Schedules:

Schedule 6.2(a)                Non-U.S. Antitrust Clearances

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 7, 2018 by and among Cohu, Inc., a Delaware corporation (“Parent”), Xavier Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Xcerra Corporation, a Massachusetts corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company Board has, upon the terms and subject to the conditions contained herein, unanimously (i) determined that the terms of the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) approve this Agreement in accordance with the Massachusetts Business Corporation Act (the “MBCA”) (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement (including the issuance of shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) comprising the Stock Consideration (the “Parent Common Stock Issuance”)) are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to submit for consideration at the Parent Stockholder Meeting and recommend that the holders of shares of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation, the “Parent Board Recommendation”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the date of this Agreement, containing provisions that require any counterparty(ies) thereto (and any of its (their) representatives referred to therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty(ies) (and any of its (their) representatives referred to therein) than the terms of the Confidentiality Agreement; provided further that if such agreement contains a less restrictive provision or omits any provision, then the Confidentiality Agreement shall be deemed to be amended to contain such less restrictive provision, or to omit such provision, as applicable.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement (it being understood that “Antitrust Law” specifically excludes Trade Laws).

“Assets” shall mean any machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Best Efforts” means the efforts that a Person desirous of achieving a result would use in similar circumstances (excluding, in the case of Parent, Merger Sub and their respective Affiliates, the cooperation and deliverables of the Company and its Subsidiaries and Representatives pursuant to Section 6.17) to ensure that such result is achieved in the time period expressly contemplated or, in the absence of an expressly contemplated time period, in such time period as applicable, in accordance with historical practices and, to the extent there are no historical practices, within a commercially reasonable time period, regardless of the impact to the Person or the monetary cost of taking the action.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day on which banking institutions located in San Diego, California, Boston, Massachusetts or New York, New York are authorized or required by Law to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in a Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or acquisition; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2018 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended January 31, 2018.

“Company Balance Sheet Date” shall mean January 31, 2018.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock.

“Company ESPP” shall mean the Company’s Third Amended and Restated Employee Stock Purchase Plan.

“Company Intervening Event” shall mean any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of this Agreement (other than and not related to a Company Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board on or prior to the date of this Agreement and that is material to the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to Company Intervening Event: (i) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (ii) the fact, in and of itself, that the Company meets or exceeds any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Parent or any of its Affiliates; and (v) any events, changes or circumstances relating to the launch of any new products or services by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement, or (b) the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Company Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the representations and warranties contained in Section 3.4 and Section 3.5);

(viii) any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Parent’s written request or otherwise as required in order to comply with this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plan.

“Company-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by the Company or any of its Subsidiaries, including all items listed on Section 3.15(a) of the Company Disclosure Letter.

“Company Products” shall mean all products or Company-proprietary components and service offerings developed (including products and services for which development is ongoing), manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Company Stock Plan that is not subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company Stock Plan” shall mean the Company’s 2010 Stock Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Compliant” means (i) the Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading in light of the circumstances in which made, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements included in the Required Information, (iii) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort letters with respect to the periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (iv) the financial statements and other financial information included in the Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X (excluding information required by Regulation S-X Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16, and Item 402 of Regulation S-K or information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) sufficient to permit (A) the relevant debt securities to be offered in a Rule 144A offering and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including customary negative assurance comfort letters with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities in a Rule 144A offering throughout the Marketing Period, subject to the completion by such accountants of customary procedures relating thereto.

“Confidentiality Agreement” shall mean the Confidentiality Agreement entered into as of March 21, 2018 between Parent and the Company.

“Constitutional Documents” shall mean certificates of incorporation (or articles of organization) and bylaws and similar organizational documents.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any Permits or Environmental Permits, in each case, purporting to be legally binding.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) pollution or protection of the environment; (ii) Releases or threatened Releases or Hazardous Materials; (iii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iv) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all Permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Equity Award Exchange Ratio” shall mean the sum of (i) the Stock Consideration, plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Financing Sources” shall mean the agents, arrangers, lenders (including the Lenders) and other entities that have committed to provide or arrange the Financing or any Alternative Financing, including the parties to the Commitment Letter, the Fee Letter, any Alternative Commitment Letter, any joinder agreements, indentures, purchase agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, advisors, attorneys, agents and representatives and respective successors and assigns of the foregoing persons.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, unit, official and any self-regulatory organization (including Nasdaq) and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, foreign or supranational.

“Hazardous Materials” shall mean any chemical, material, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive,” a “pollutant” or words of similar import, or for which liability or standards of conduct may be imposed, under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” shall mean, to the extent required under the HSR Act, the expiration or termination of the applicable waiting periods under the HSR Act.

“Indebtedness” shall mean, with respect to any Person, as of any particular time, without duplication, the outstanding principal amount of, and accrued interest and any fees, expenses and other payment obligations (including any prepayment premiums, breakage and other amounts), on (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts (other than obligations in the nature of trade payables incurred or accrued in the ordinary course of business consistent with past practice), (v) all net liabilities of such Person under any interest rate swap or other hedging Contract, and (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness, referred to in clauses (i) through (v), of any other Person.

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in or arising out of (whether existing now or in the future): (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), inventions and invention disclosures (whether or not patentable); (ii) trade secrets and other rights in confidential, proprietary information or know-how that derive value from being maintained as confidential (“Trade Secrets”); (iii) copyrights, mask works, rights in Works of Authorship of any type, registrations and applications for registration thereof, all rights therein provided by international treaties and conventions (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor, (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations, and other similar designations of source, related goodwill and applications therefor throughout the world (“Trademarks”); and (vii) all rights in databases and data collections.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of any Person, with respect to any matter in question, shall mean the actual knowledge, after due inquiry, of any executive officer of such Person.

“Law” shall mean any and all federal or national, state or provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, directive, treaty, convention or other binding legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, suit, lawsuit, litigation, hearing (regulatory, administrative or otherwise), investigation or other legal proceeding brought by or pending before any Governmental Authority or any arbitration proceeding.

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction or adverse claim of any nature whatsoever (including any easement, reversion interest, right of way or other encumbrance to title, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of law.

“Made Available” shall mean, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2) calendar days prior to the date of this Agreement, a copy of such material has been (i) posted to and made available to Parent and its Representatives or the Company and its Representatives, as applicable, in the case of documentation provided by the Company, in the electronic data room maintained by the Company with Donnelley Financial, LLC and in the case of documentation provided by Parent, in the electronic data room maintained by Parent with Donnelley Financial, LLC and (ii) reflected (including the notation of any updates) in the data room index available to Parent and its Representatives or the Company and its Representatives, as applicable.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement beginning the first day on which, and throughout which, (i) Parent shall have received the Required Information required pursuant to Section 6.17(a)(ii), and such Required Information is Compliant; provided that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with this clause (i) on the date such notice is received by Parent unless (A) at any time during such twenty (20) consecutive business day period after the date such notice is given the Required Information is not Compliant or (B) Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four (4) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (ii) all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VII not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period, and throughout which period (A) Parent shall have continued to receive promptly (x) the Required Information from the Company and (y) updates and supplements to such Required Information as necessary to maintain the accuracy and completeness thereof, (B) all conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are only capable of being satisfied at the Closing) remain satisfied and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that (1) July 5, 2018, July 6, 2018, November 21, 2018 and November 23, 2018 shall not be counted as a Business Day for such twenty (20) consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such twenty (20) consecutive Business Day period), (2) if such twenty (20) consecutive Business Day period has not ended on or prior to August 17, 2018, then such twenty (20) consecutive Business Day period shall not commence until September 4, 2018 and (3) if such twenty (20) consecutive Business Day period has not ended on or prior to December 19, 2018, then such twenty (20) consecutive Business Day period shall not commence until January 2, 2019. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (x) the Company has publicly announced an intention to restate any of the financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has concluded that no such restatement shall be required and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, (y) the Company’s independent accountants shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, or (z) the Required Information is not Compliant at any time during such twenty (20) consecutive Business Day period, in which case a new twenty (20) consecutive Business Day period shall commence upon the receipt by Parent of updated Required Information that is Compliant and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period (it being understood that, if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Financing is consummated.

“Massachusetts Law” shall mean the MBCA and any other applicable Law (including common law) of the Commonwealth of Massachusetts.

“Nasdaq” shall mean The Nasdaq Global Market.

“Non-U.S. Antitrust Clearances” shall mean, to the extent required under the Antitrust Laws of the jurisdictions set forth in Schedule 6.2(a), the waiting periods (and any extensions thereof) under such Antitrust Laws will have expired or otherwise been terminated or all requisite consents pursuant thereto will have been obtained.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Software” shall mean any software that is licensed, distributed or conveyed under a “copyleft”, “open source”, “free software” or other similar model (such as under the GNU Public License, GNU Lesser Public License, Mozilla Public License, or any other license approved as an open source license by the Open Source Initiative) or under a Contract that requires as a condition of its use, modification, disclosure or distribution that it, or other software that is derived from or linked to such software or into which such software is incorporated or with which such software is combined or distributed, be disclosed, licensed or distributed in source code form, delivered at no charge, be licensed for the purpose of making derivative works or be licensed, distributed or conveyed under the same terms as such Contract.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Ordinary Course License” shall mean a Contract between the Company or any of its Subsidiaries and a third party granting such third party a non-exclusive license to Company-Owned Intellectual Property for the use, distribution or marketing of Company Products.

“Outsourcing Arrangement” shall mean a contract between the Company or any of its Subsidiaries and a third party pursuant to which the third party provides services or support with respect to (i) original equipment manufacturing, or (ii) staffing, secondment or other workforce-related support (except for arrangements made with third party individuals), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

“Parent Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company to Parent or Merger Sub) to engage in a Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from Parent and/or any other Person(s), of shares of Parent Common Stock representing more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such purchase or acquisition; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of Parent and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination or other similar transaction involving Parent pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Parent Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Parent Common Stock representing more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of Parent.

“Parent Balance Sheet” shall mean the audited consolidated balance sheet of Parent and its Subsidiaries as of December 30, 2017 set forth in Parent’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 30, 2017.

“Parent Balance Sheet Date” shall mean December 30, 2017.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Intervening Event” shall mean any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of this Agreement that was neither known to nor reasonably foreseeable by the Parent Board on or prior to the date of this Agreement and that is material to Parent and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Parent Intervening Event: (i) changes in Parent’s stock price or the trading volume of Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (ii) the fact, in and of itself, that Parent meets or exceeds any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iii) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Company or any of its Affiliates; (v) any events, changes or circumstances relating to the launch of any new products or services by Parent or any of its Subsidiaries; or (vi) any Parent Acquisition Proposal or the consummation of a Parent Acquisition Transaction.

“Parent Material Adverse Effect” shall mean a material adverse effect on (a) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement, or (b) the business, operations, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Parent Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which Parent and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, the Company or any of its or their Affiliates, (B) the loss or departure of officers or other employees of Parent or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the representations and warranties contained in Section 4.4 and Section 4.5);

(viii) any actions taken or failure to take action, in each case, by Parent or its Subsidiaries at Company’s written request or otherwise as required in order to comply with this Agreement;

(ix) changes in Parent’s stock price or the trading volume of Parent’s stock, in and of itself, or any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on Parent and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which Parent and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Options” shall mean any outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Products” shall mean all products or Parent-proprietary components and service offerings developed (including products and services for which development is ongoing), manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by Parent or any of its Subsidiaries.

“Parent Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Parent Stock Plan.

“Parent Stock Plan” shall mean Parent’s 2005 Equity Incentive Plan.

“Parent Stock Price” shall mean the volume weighted average of the trading prices of Parent Common Stock on each of the three (3) consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date.

“Parent Stockholders” shall mean holders of shares of Parent Common Stock, in their respective capacities as such.

“Parent Superior Proposal” shall mean a written bona fide Parent Acquisition Proposal with respect to which the Parent Board has determined, after consultation with its financial advisor and outside legal counsel, that the failure to approve or recommend such Parent Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Delaware Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on, with respect to the Company and its Subsidiaries the Company Balance Sheet, and, with respect to Parent and its Subsidiaries, the Parent Balance Sheet, in each case, in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that arise in the ordinary course of business consistent with past practice and that either are not yet delinquent or are being contested in good faith and by appropriate proceedings; (iii) rights of tenants as tenants only, with respect to any real property that is leased by the Company and its Subsidiaries, or the Parent and its Subsidiaries, respectively; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in such leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions of record, zoning, building and other similar codes or restrictions, and matters that would be disclosed by an accurate survey of any real property that is leased or owned by the Company and its Subsidiaries or the Parent and its Subsidiaries, respectively; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of (a) the Company included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2018 or (b) Parent included in Parent’s Annual Report on Form 10-K for the year ended December 30, 2017, respectively; (viii) Liens that do not adversely affect the use or operation of the property subject thereto; (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries or Parent and its Subsidiaries, taken as a whole, as applicable; (x) statutory, common law or contractual liens of landlords as landlords (not including those liens of landlords arising from a default by the tenant thereunder); and (xi) Liens described in Section 1.1 of the Company Disclosure Letter or Section 1.1 of the Parent Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property” shall mean all of the following registered, filed or issued under the authority of a Governmental Authority: (i) Patents; (ii) registered Trademarks or applications to register Trademarks; (iii) Copyrights registrations and applications to register copyrights; and (iv) domain name registrations.

“Related Parties” shall mean any Affiliate (including any director or officer, any Person in which any director or officer has any material economic interest, and any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K under the Securities Act) with any director or officer) of the Company or the Parent, as applicable, but excluding any wholly-owned direct or indirect Subsidiary of the Company or Parent, as applicable.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, migration or leaching into the environment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Standard Software” shall mean commercially available, off-the-shelf software licensed in object code form or through software-as-a-service arrangements, that is available for an annual aggregate license fee of one hundred thousand dollars ($100,000) or less from a single software provider.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or whose policies, management and affairs are directed by such Person and/or other Subsidiaries of such Person, (ii) a partnership of which such

Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written bona fide Company Acquisition Proposal, not arising out of a breach of Section 5.3, on terms that the Company Board determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and after taking into account all relevant legal, financial and regulatory aspects of such Company Acquisition Proposal and the likelihood of consummation of such Company Acquisition Transaction, is reasonably capable of being consummated on a timely basis and would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger and the failure of the Company Board to approve or recommend such Company Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Massachusetts Law (after taking into account any written offers made by Parent in accordance with the terms of this Agreement to modify the terms or conditions of this Agreement); provided that for purposes of the reference to an “Company Acquisition Proposal” in this definition of a “Superior Proposal,” each reference to “more than twenty percent (20%)” in the definition of “Company Acquisition Transaction” shall be replaced with “a majority.”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges in the nature of a tax, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, unclaimed property, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700 –799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“Works of Authorship” shall mean published and unpublished works of authorship, including audiovisual works, collective works, computer programs and software, compilations, databases, derivative works, mask works, and sound recordings.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Anti Bribery Laws	3.20(c)
Articles of Merger	2.2
Assets	3.14
Assumed Restricted Stock Unit Award	2.7(d)(ii)
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Cash Consideration	2.7(a)(i)
Certificate of Merger	2.2
Certificates	2.8(c)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Commitment Letter	4.28
Company	Preamble
Company Annual Report	Article III
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee Plans	3.17(a)
Company ERISA Affiliate	3.17(a)
Company ESPP Rights	2.7(f)
Company Financial Advisor	3.25
Company International Employee Plans	3.17(a)
Company Material Contract	3.12(a)
Company Material Customer	3.30(a)
Company Material Supplier	3.30(b)
Company Plans	6.12(a)
Company Related Parties	8.3(b)(v)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Source Code	3.15(o)
Company Stockholder Approval	3.3
Company Stockholder Meeting	6.4(a)
Company Subsidiary Securities	3.7(c)
Consent	3.5
Contaminants	3.15(n)
Copyrights	1.1

D&O Insurance	6.11(b)
DGCL	2.1
Dissenting Company Shares	2.7(c)(i)
ECCN	3.20(i)
Effective Time	2.2
Enforceability Limitations	3.2(b)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
export	3.20(i)
Fee Letter	4.27
Final Exercise Date	2.7(f)
Financing	4.28(a)
Financing Documents	4.28(a)
Financing Failure Termination Fee	8.3(c)(iii)
Form S-4	3.28
FSE List	3.20(i)
Fractional Share Cash Amounts	2.11
FY2019 Plans	6.12(c)
Government Officials	3.20(d)
Grant Date	3.6(e)
Indemnified Persons	6.11(a)
Initial Termination Date	8.1(b)(i)
Joint Proxy Statement/Prospectus	3.28
Leased Real Property	3.13(b)
Leases	3.13(b)
Lenders	4.28
Maximum Annual Premium	6.11(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
New Plans	6.12(b)
Old Plans	6.12(b)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Annual Report	Article IV
Parent Board Recommendation	Recitals
Parent Board Recommendation Change	6.6(a)
Parent Capitalization Date	4.6(a)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Disclosure Letter	Article IV
Parent Financial Advisor	4.24

Parent Grant Date	4.6(e)
Parent Related Parties	8.3(c)(iii)
Parent SEC Reports	4.8
Parent Securities	4.6(c)
Parent Stockholder Approval	4.3
Parent Stockholder Meeting	6.4(c)
Parent Subsidiary Securities	4.7(c)
Patents	1.1
Permits	3.19
Regulatory Filings	6.2(a)
Repatriation Notice	6.20
Replacement Bonus Plan	6.12(c)
Representatives	5.3(a)
Restricted Stock Unit Consideration	2.7(d)(i)
Reverse Termination Fee	8.3(c)(i)
SDN List	3.20(i)
Section 16 Officer	6.12(d)
Second Termination Date	8.1(b)(i)
Solvent	4.27
SSI List	3.20(i)
Standard Form PIIAs	3.15(b)
Stock Consideration	2.7(a)(i)
Surviving Corporation	2.1
Takeover Laws	3.27
Tax Returns	3.16(a)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Trademarks	1.1
Trade Secrets	1.1
Uncertificated Shares	2.8(c)
Unvested Restricted Stock Unit	2.7(d)(ii)
Vested Restricted Stock Unit	2.7(d)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Company Material Adverse Effect” or a “Parent Material Adverse Effect” under this Agreement.

(j) References to days mean calendar days unless otherwise specified.

(k) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MBCA and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing the articles of merger in such form as required by, and executed in accordance with, the MBCA (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts and by filing the certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Articles of Merger by the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger and Certificate of Merger (such time being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at 10:00 a.m. (New York City time) remotely via the exchange of documents and signatures by electronic transmission, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Parent, Merger Sub and the Company shall mutually agree upon another location, date and time in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ written notice to the Company and (b) the first Business Day following the final day of the Marketing Period, but subject, in each case, to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing). The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Organization and Bylaws.

(a) Articles of Organization. At the Effective Time, subject to the provisions of Section 6.11(a), the articles of organization of the Company shall be amended and restated in its entirety in the form of Exhibit A hereto, and such amended and restated articles of organization shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA and such articles of organization (subject to the provisions of Section 6.11(a)).

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.11(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation (with such changes, to be effective at the Effective Time, as Parent proposes) until thereafter amended in accordance with the applicable provisions of the MBCA, the articles of organization of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.11(a).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected or appointed and qualified, whichever is earlier.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly appointed, whichever is earlier.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into, and thereafter represent only, the right to receive (A) $9.00 in cash, without interest thereon (the “Cash Consideration”), and (B) 0.2109 of a validly issued, fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock or the Uncertificated Shares in accordance with Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company (including any such shares held in the treasury of the Company), or by any direct or indirect wholly-owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable, but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company Restricted Stock Units permitted by Section 5.1(b) of this Agreement), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Stock, as applicable, occurring on or after the date hereof and prior to the Effective Time. Nothing in this Section 2.7(b) shall be construed to modify or render inapplicable any restriction contained in this Agreement applicable to the Company, Parent or any of their respective Subsidiaries with respect to the taking of any action that may necessitate an adjustment pursuant to the first sentence of this Section 2.7(b).

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 13.02 of the MBCA (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a)(i). Such Company Stockholder shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 13.02 of the MBCA; provided that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 13.02 of the MBCA shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost or withdrawn or has expired, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock or the Uncertificated Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals and attempted withdrawals of such demands, and any other instruments served pursuant to Massachusetts Law and received by the Company with respect to rights to appraisal or in respect of Dissenting Company Shares and (B) the right to direct and participate in all negotiations and proceedings with respect to demands for appraisal under Massachusetts Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to or approve any withdrawal of any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Compensatory Awards. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any holder of such Company Restricted Stock Units, each Company Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be treated as set forth in this Section 2.7(d).

(i) Each Company Restricted Stock Unit that is outstanding and either (A) vests automatically according to its terms at the Effective Time or (B) is held by a member of the Company Board (each, a “Vested Restricted Stock Unit”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), (1) an amount in cash (without interest) equal to the product of (x) the Cash Consideration multiplied by (y) the total number of shares of Company Common Stock represented by such Vested Restricted Stock Unit and (2) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration multiplied by (y) the total number of shares of Company Common Stock represented by such Vested Restricted Stock Unit immediately prior to the Effective Time (such consideration, the “Restricted Stock Unit Consideration”). The Surviving Corporation shall pay or provide to each holder of a Vested Restricted Stock Unit the Restricted Stock Unit Consideration described in the immediately preceding sentence (through the Surviving Corporation’s or a Subsidiary of the Surviving Corporation’s payroll system, or the Surviving Corporation’s or a Subsidiary of the Surviving Corporation’s equity award administrator, as may be applicable and in accordance with the Surviving Corporation’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time and not described in Section 2.7(d)(i) (an “Unvested Restricted Stock Unit”) shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent and shall be converted into a Parent restricted stock unit award (each, an “Assumed Restricted Stock Unit Award”) representing that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock represented by such Unvested Restricted Stock Unit immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.7(d)(ii), each Assumed Restricted Stock Unit Award will be subject to the same terms and conditions applicable to the Unvested Restricted Stock Units immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, except for reasonable administrative changes that are not materially adverse to the holder of the Unvested Restricted Stock Unit or changes to which the holder consents.

(e) The Company shall take all actions reasonably necessary to effect the transactions contemplated by Section 2.7(d) under all Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required consent. As promptly as practicable after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Vested Restricted Stock Units, the Restricted Stock Unit Consideration (through the Surviving Corporation’s or a Surviving Corporation Subsidiary’s payroll system, or the Surviving Corporation’s or a Surviving Corporation’s Subsidiary equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding. For the avoidance of doubt, the Company shall not take any action after the date of this Agreement that would accelerate the vesting of the Company Restricted Stock Units in connection with any of the transactions contemplated by this Agreement.

(f) Company ESPP. The Company shall take such action as may be necessary to: (i) cause any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of this Agreement under the Company ESPP to be terminated as of no later than the last payroll date immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period), but otherwise treat any such shortened offering period or purchase period (or similar period) as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods or purchase periods (or similar periods during which shares may be purchased) shall commence under the Company ESPP on or after the date of this Agreement; (v) provide that no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of this Agreement; (vi) provide that no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP on or after the date of this Agreement; and (vii) terminate the Company ESPP as of the Final Exercise Date, provided, however, that termination of the Company ESPP shall be subject to the consummation of the Merger. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased by a participant of the Company ESPP and issued thereunder will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to this Section 2.7, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted after the date of this Agreement, and no further Company ESPP Rights will be exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP (which termination will be subject to the consummation of the Merger).

(g) Treatment of Company Stock Plan. Effective as of, and contingent upon the occurrence of, the Effective Time, the Company, acting through the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to terminate the Company Stock Plan. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Company Common Stock or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of a Company Option or Company Restricted Stock Unit. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Restricted Stock Unit informing such holder of the treatment of their Company Restricted Stock Units contemplated by this Agreement.

(h) Form S-8. On, or as soon as reasonably practicable following the Closing Date, Parent shall use commercially reasonable efforts to file an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock issuable with respect to Assumed Restricted Stock Unit Awards and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Restricted Stock Unit Awards assumed in accordance with this Agreement remain outstanding.

2.8 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a U.S. bank or trust company reasonably acceptable to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the sole benefit of the holders of shares of Company Common Stock pursuant to the provisions of Section 2.7(a)(i), (i) an amount of cash sufficient to pay (A) the aggregate Cash Consideration and (B) the aggregate Fractional Share Cash Amounts and (ii) evidence of the Parent Common Stock issuable pursuant to Section 2.7(a)(i) in book-entry form equal to the aggregate Stock Consideration (excluding any Fractional Share Cash Amounts) (such cash and Parent Common Stock described in the foregoing clauses (i) and (ii) being hereinafter referred to as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash included in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States government. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the cash portion of the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(i), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such cash payments contemplated by Section 2.7(a)(i)(A).

(c) Exchange Procedures. Promptly following the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Section 2.7(a)(i), including any amount payable in respect of Fractional Share Cash Amounts in accordance with Section 2.11. Upon surrender of Certificates for cancellation to the Exchange Agent (in the case of certificated shares) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holders of such Certificates and Uncertificated Shares shall be entitled to receive in exchange therefor (1) an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Cash Consideration (including any Fractional Share Cash Amounts that such holder has the right to receive pursuant to the provisions of Section 2.11), and (2) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Stock Consideration (in each case of clause (1) and (2), less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary in this Section 2.8(c), in the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Exchange Agent and confirmation of the book-entry transfer of such Uncertificated Shares into the Exchange Agent’s account with Depository Trust Company (and such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor (1) an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Cash Consideration (including any Fractional Share Cash Amounts that such holder has the right to receive pursuant to the provisions of Section 2.11), and (2) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Stock Consideration (in each case of clause (1) and (2), less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration (including the Fractional Share Cash Amounts), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and only if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share or established to the satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable. Parent shall pay all other transfer taxes.

(e) Required Withholding. Each of the Exchange Agent, Parent, the Surviving Corporation and their agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other Person shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration (without interest and subject to abandoned property, escheat or similar Laws) to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. Any Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Company Shares.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit and undertaking of an indemnity, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such customary amount as Parent or the Exchange Agent may determine is reasonable and appropriate as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.7, including any amount payable in respect of Fractional Share Cash Amounts in accordance with Section 2.11.

2.11 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of Parent Common Stock as reported by Nasdaq for the five trading days immediately preceding the Closing Date (the “Fractional Share Cash Amounts”). Payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each former holder of Company Common Stock with respect to any fractional shares and following compliance with the surrender and payment procedures set forth in Section 2.8 and in the letter of transmittal. No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional shares and such fractional share interest shall not entitle the owner thereof to any rights of a Parent Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017 (the “Company Annual Report”) and any Company SEC Reports (as defined below) filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. The Company is not in violation of its Constitutional Documents. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent true, correct and complete copies of the Company’s Constitutional Documents, in each case in effect as of the date of this Agreement. The Company has Made Available to Parent true, correct and complete copies (excluding portions thereof relating to the Merger and the transactions contemplated by this Agreement and the Company’s related strategic process in connection with the Merger) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Stockholders, the Company Board and each committee of the Company Board held since August 1, 2014.

3.2 Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger or other transactions contemplated hereby, other than obtaining the Company Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

(c) The Company Board, at a meeting duly called and held has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated herein and (iv) upon the terms and subject to the conditions contained herein, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement in accordance with the MBCA.

3.3 Company Stockholder Approval. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to approve this Agreement and consummate the Merger. No other vote of the holders of any class or series of the Company Capital Stock or other Company Securities is required by Law, the Constitutional Documents of the Company or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company, including the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Constitutional Documents of the Company or any of its Subsidiaries, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, require consent under or result in the breach of or loss of benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the rights of the Company or any of its Subsidiaries, result in the termination of, accelerate the performance required by or result in a right of termination, cancellation, amendment or acceleration under, any Company Material Contract, in each case, in any material respect, (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Company Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for any such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Required Governmental Approvals. No consent, approval, clearance, waiver, permit, Order or authorization of, filing or registration with, declaration or notification to (any of the foregoing being referred to herein as a “Consent”) any Governmental Authority is required on the part of or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby, except for:

(a) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of, the HSR Act and any other applicable Antitrust Laws; and

(d) such other Consents and filings, the failure of which to obtain or submit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. As of the close of business in New York City on May 3, 2018 (the “Capitalization Date”): (A) 54,914,530 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Capital Stock were held by the Company as treasury shares. As of the closing of business in New York City on the date of this Agreement, the sum of (x) the number of issued and outstanding shares of Company Common Stock and (y) the number of shares of Company Common Stock covered by outstanding Company Restricted Stock Units does not exceed 57,134,787. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business in New York City on the Capitalization Date, there were 1,550,551 shares of Company Common Stock reserved for future issuance under the Company Stock Plan and 920,737 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the close of business in New York City on the Capitalization Date, there were (i) no outstanding Company Options to purchase shares of Company Common Stock and (ii) outstanding Company Restricted Stock Units covering 2,220,257 shares of Company Common Stock. All shares of Company Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any shares of Company Capital Stock or other rights or securities exercisable, convertible into or exchangeable for shares of Company Capital Stock, other than as expressly permitted by Section 5.1(b).

(c) Except as set forth in Section 3.6(a) and Section 3.6(b) or as may be issued in compliance with Section 5.1(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or revenues, earnings, financial performance or any other attribute of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plan or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company, any of its Subsidiaries, or any other Person, (B) register any Company Securities or (C) grant, extend or enter into any such agreements relating to any Company Securities. All outstanding Company Options and Company Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Company Stock Plan. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or relating to the disposition, voting or dividends with respect to any Company Securities.

(e) Section 3.6(e) of the Company Disclosure Letter sets forth a true and complete list of all grants of Company Restricted Stock Units outstanding as of the Capitalization Date, specifying, on a holder-by-holder basis, (i) a unique identification number for each holder, (ii) the number of shares subject to each such Company Restricted Stock Unit grant, (iii) the grant date of each such Company Restricted Stock Unit grant, (iv) the vesting schedule of each such Company Restricted Stock Unit grant, including any accelerated vesting such Company Restricted Stock Unit grant may be subject to and the trigger for such accelerated vesting, (v) the expiration date of each such Company Restricted Stock Unit grant, to the extent applicable, and (vi) the Company Stock Plan under which the Company Restricted Stock Units were granted. With respect to each grant of Company Restricted Stock Units, (A) each such grant was duly authorized no later than the date on which the grant of such Company Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or an authorized committee thereof, and any required approval by the Company Stockholders, and the award agreement governing such Company Restricted Stock Unit was duly executed and delivered by each party thereto within a reasonable time following the Grant Date; (B) each such grant was made in all material respects in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq; (C) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Company Restricted Stock Unit in the Company’s Tax Returns and the Company SEC Reports, respectively, and (D) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

(f) Neither the Company nor any Subsidiary of the Company is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of the Company or any Subsidiary of the Company or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease, operate or otherwise hold its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent true, correct and complete copies of the Constitutional Documents of each of its Subsidiaries, in each case as effective as of the date hereof. None of the Company’s Subsidiaries is in violation of its Constitutional Documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by the Company or by another wholly-owned Subsidiary of the Company, free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Company Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of the

Company to make any payments based on the price or value of any shares of any Subsidiary of the Company or revenues, earnings, financial performance or any other attribute of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities, (B) register any Company Subsidiary Securities, or (C) grant, extend or enter into any such agreements described in clauses (A) and (B). None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Company Subsidiary Securities.

(d) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. The Company does not have any Subsidiaries other than the Subsidiaries disclosed in Section 3.7(a) of the Company Disclosure Letter.

(e) Other than the Company’s Subsidiaries listed in Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

3.8 Company SEC Reports. Since August 1, 2014, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished (as applicable) by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish (as applicable) any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports is subject to outstanding SEC comment or, to the Company’s Knowledge, investigation.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since August 1, 2014, none of the Company, its Subsidiaries, their respective directors, officers and employees, and, to the Knowledge of the Company, the auditors of the Company and its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls, utilized by the Company or any of its Subsidiaries, in each case which has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. None of the Company, the Company Board or the audit committee of the Company Board, or, to the Knowledge of the Company, the Company’s auditors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) any fraud that involves the management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

(f) The Company is, and since August 1, 2014 has been, in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to the Company.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature, known or unknown, whether due or to become due, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.1(b), (d) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (e) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the Company Balance Sheet Date through the date hereof, there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would require Parent’s written consent pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(ix), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xvi), 5.1(b)(xx) and 5.1(b)(xxiii) (solely with respect to the foregoing subsections) if proposed to be taken after the date hereof.

3.12 Company Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Company Material Contracts. For all purposes of and under this Agreement, a “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are currently bound (but shall not include Company Employee Plans, Company International Employee Plans or purchase orders received or issued by the Company or any of its Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract that explicitly limits in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or to engage in its business in any geographic location or to sell to or purchase from any Person;

(iii) any Contract containing any right of exclusivity in favor of other parties thereto;

(iv) any Contract relating to the disposition or acquisition by the Company or any Subsidiary of the Company, directly or indirectly, of any Person or other assets or business enterprise (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practice) that contains any continuing or outstanding obligations, or that was entered into after August 1, 2014 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement);

(v) any Contract that relates to any Outsourcing Arrangement or to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company, or other similar arrangement with a third person that involves the sharing of profits and losses;

(vi) any Contract involving Indebtedness having an outstanding amount in excess of $100,000 (other than any intercompany agreements solely between the Company and its Subsidiaries);

(vii) any Contract that (A) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, (C) prohibits the issuance of any guaranty by the Company or any of its Subsidiaries or (D) imposes any restrictions on the use of cash or cash equivalents of the Company or any of its Subsidiaries (other than any such restrictions that are Permitted Liens);

(viii) any Contract pursuant to which the Company or any Subsidiary of the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety in excess of $250,000 with respect to any liability of any Person that is neither the Company nor any Subsidiary of the Company;

(ix) any Contract that (A) grants the other party or any third Person “most favored nation” or similar status, (B) contains “non-solicitation,” “no hire” or similar provisions which prevent the Company or any Subsidiary of the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees, in a manner that individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (C) contains any right of first refusal, first notice or first negotiation with respect to the sale of any portion of the equity or assets of the Company or any Subsidiary of the Company, (D) grants the other party or any third Person an exclusive license or exclusive supply distribution, reseller or other similar exclusive rights;

(x) any sale, resale, marketing, merchandising or distribution Contract with a third Person that by its terms requires an aggregate payment or receipt by the Company or its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract or more than $250,000 annually, other than any Company Employee Plans;

(xi) any Contract that has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that is reasonably likely to result in payments by the Company or any of its Subsidiaries in excess of $250,000;

(xii) any Contract listed on Section 3.15(f) and Section 3.15(g) of the Company Disclosure Letter;

(xiii) any Contract relating to (A) the future acquisition of material Intellectual Property of a third party (other than those are listed in Section 3.12(a)(xii)) or (B) the future disposition of or future Lien (other than Permitted Liens) on Company-Owned Intellectual Property;

(xiv) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of the Company), on the other hand;

(xv) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, or any Contract pursuant to which the Company or any of its Subsidiaries is knowingly acting as a subcontractor to another Person in connection with a Contract between such Person and a Governmental Authority;

(xvi) any master purchase, master services or equivalent Contract with any Company Material Customer (excluding, for clarity, purchase orders and non-disclosure agreements);

(xvii) any master purchase, master services or equivalent Contract with any Company Material Supplier (excluding, for clarity, purchase orders and non-disclosure agreements);

(xviii) any Contract relating to the settlement or other resolution of any Legal Proceeding during the past three (3) years pursuant to which the Company or any of its Subsidiaries has any continuing Liability or restriction on the part of the Company or any of its Subsidiaries;

(xix) any employment or consulting Contract that is not terminable at will or for convenience by the Company on less than 30 days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $300,000 annually; and

(xx) any Contract, or group of Contracts with a Person (or group of affiliated Persons) (excluding purchase orders issued in the ordinary course of business), the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xix) above.

(b) True and complete copies of all Company Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Company Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent.

(c) Each Company Material Contract is valid and binding on the Company and/or each such Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, the Company and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Company Material Contract, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any Subsidiary of the Company (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). The Company (or a Subsidiary of the Company, as applicable) has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 1,000 square feet (such property, the “Leased Real Property”). True, correct and complete copies of all Leases now in effect for the Leased Real Property have been (i) publicly filed with the SEC in the Company Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All such Leases are in full force and effect. Neither the Company nor any Subsidiary nor any tenant under any Lease is in material default thereunder, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease. Neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) There are no existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14 Personal Property and Assets. The Assets of the Company and its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, all Assets of the Company and its Subsidiaries that are material to the Company or the relevant Subsidiary, free and clear of all Liens other than Permitted Liens. No representation is made under this Section 3.14 with respect to any real property or any intellectual property or intellectual property rights, which are provided for in Section 3.13 and Section 3.15, respectively.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all Company Registered Intellectual Property, in each case listing, as applicable, (1) the name of the registrant or current owner, (2) the name of any other Person that has an ownership interest in each item of Company Registered Intellectual Property, (3) the jurisdiction where the application or registration has been filed or registered, (4) the application or registration number, and (5) the filing date, and issuance, registration or grant date; and (ii) any action that must be taken within ninety (90) days after the Closing for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b) Copies of the standard forms of proprietary information, confidentiality and invention assignment agreement for employees, contractors, and consultants used by the Company and its Subsidiaries since January 1, 2015 (the “Standard Form PIIAs”) have been Made Available to Parent. Since January 1, 2015, each current and former employee, contractor, and consultant of the Company or any of its Subsidiaries that has created or developed any material Intellectual Property for or on behalf of the Company or its Subsidiaries has executed a proprietary information, confidentiality and invention assignment agreement that is substantially in the form of a Standard Form PIIA, whereby such employee, contractor or consultant assigns such Intellectual Property to the Company or the applicable Subsidiary, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of such employees, contractors, and consultants has breached such Person’s proprietary information, confidentiality and invention assignment agreement obligations relating to the ownership, development, use or transfer of such material Intellectual Property, except where any breach would not have, individually or in the aggregate, a Company Material Adverse Effect. To the extent that the Company or any of its Subsidiaries have acquired ownership of any Registered Intellectual Property from a third party, the Company or the applicable Subsidiary has used reasonable efforts to record each such assignment with the relevant Governmental Authorities in accordance with applicable Laws.

(c) The Company and its Subsidiaries have taken all commercially reasonable steps, consistent with generally accepted industry standards and any applicable Laws, to protect its rights in, and to safeguard and maintain the rights of the Company and each of its Subsidiaries in Trade Secrets included in the Company-Owned Intellectual Property, and any Trade Secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

(d) Each item of Company-Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property, except in cases where the Company or its Subsidiaries has chosen to abandon an application or registration.

(e) The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for any ex parte proceedings, no Company-Owned Intellectual Property, is subject to any Legal Proceeding or settlement agreement restricting in any material manner, the use, transfer, or Licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Company-Owned Intellectual Property.

(f) Section 3.15(f) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any material Intellectual Property or technology, other than (i) any licenses for Standard Software or (ii) any commercially available, off-the-shelf software licensed in object code form or through software-as-a-service arrangements for any back office software not directly related to any Company Product.

(g) Section 3.15(g) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses (including through covenants not to sue, non-assertion provisions, releases, immunities from suit or options that relate to Intellectual Property) to any Company-Owned Intellectual Property other than (i) Ordinary Course Licenses, (ii) non-disclosure agreements, and (iii) non-exclusive licenses to contractors of the Company, solely as necessary for such contractors to perform services for the Company.

(h) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law, change of control, or otherwise, of any Contract or agreement to which the Company or any of its Subsidiaries is a party, will (i) result in the revocation, impairment, modification, suspension, cancellation or termination of any rights of the Company or any of its Subsidiaries in any Company-Owned Intellectual Property, except where any such revocation, impairment, modification, suspension, cancellation, or termination would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) cause Parent or any of its Affiliates to grant to any third party any right to any Intellectual Property owned by any of them or (iii) cause Parent or any of its Affiliates, solely as successors to or Affiliates of the Company, to be obligated to pay any royalties or other fees with respect to Intellectual Property of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(i) Section 3.15(i) of the Company Disclosure Letter contains a true and complete list of all Open Source Software that is integrated in, statically linked to or distributed with any Company Product or from which any Company Product was derived, and describes (i) the manner in which such Open Source Software was used, (ii) whether (and if yes, how) such Open Source Software was modified, distributed, conveyed or licensed out, and (iii) the applicable license for such Open Source Software. No Company Products use any Open Source Software in any manner that (1) imposes a requirement or condition that any Company Product or Company-Owned Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or requires the grant of a license to any Person of any Company-Owned Intellectual Property in source code form.

(j) Section 3.15(j) of the Company Disclosure Letter contains a true, complete and correct list of each standards-setting organization, patent pool or similar organizations in which the Company or any of its Subsidiaries is a member, has participated, or is currently participating that could require or obligate the Company or any of its Subsidiaries to grant or offer to grant to any other Person any license or right to use any Company-Owned Intellectual Property.

(k) No government funding, or facilities of a university, college, other medical or educational institution or research center was used in the development of any material Company-Owned Intellectual Property or Company Product. Since August 1, 2014, to the Knowledge of the Company, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(l) The operation of the business of the Company and its Subsidiaries as such business has been conducted since August 1, 2014, and is currently conducted, including the design, development, manufacture, use, import, sale, offer for sale, supporting, licensing, or other exploitation of Company Products and Company-Owned Intellectual Property, (i) has not infringed, misappropriated, or violated since April 1, 2014, and does not infringe, misappropriate, or violate any Intellectual Property of any third party (with respect to the Patent rights of any third party, such representation is made to the Knowledge of the Company); provided that the foregoing does not apply to any Company Products currently in development. No action or claim is pending, and no written notice of any action or claim has been received by the Company or any of its Subsidiaries since August 1, 2014, alleging that the Company or a Subsidiary of the Company, or any Company Product has infringed, misappropriated, or violated the Intellectual Property of any third party. Since August 1, 2014, neither the Company nor its Subsidiaries has received any written correspondence asking or inviting the Company or any of its Subsidiaries to enter into a license agreement or similar agreement, to pay for or obtain a license to, or release for infringement of, third party Intellectual Property, in each case relating to the alleged infringement, misappropriation or violation of such third party’s Intellectual Property.

(m) To the Knowledge of the Company, no Person has infringed, misappropriated, violated, or is infringing, misappropriating, or violating any Company-Owned Intellectual Property, except where such infringement, misappropriation, or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(n) The Company has used commercially reasonable efforts in attempting to make all Company Products (and all parts thereof) free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”). To the Knowledge of the Company, none of the Company Products contains any Contaminant, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Except as set forth in Section 3.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any software source code that is Company-Owned Intellectual Property and is integrated in or distributed with the Company Products (“Company Source Code”), other than any such Company Source Code disclosed, delivered, provided, or otherwise made available to consultants or independent contractors solely as necessary for performance of services for the benefit of the Company or any of its Subsidiaries and pursuant to written agreements containing appropriate non-use and non-disclosure obligations. No event has occurred that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, its Subsidiaries or any Person acting on its behalf to any Person of any Company Source Code.

(p) Since August 1, 2014, (i) the Company and each of its Subsidiaries have complied in all material respects with applicable Laws and with the published privacy policies and contractual obligations of the Company and its Subsidiaries relating to personally identifiable information and (ii) to the Company’s Knowledge, there has been no security or data breach or loss of any personally identifiable information, in each case except if such failure, breach or loss would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation relating to the information privacy or data security practices of the Company or any of its Subsidiaries is being conducted by any Governmental Authority.

(q) The Company and its Subsidiaries have information technology systems that in its reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the business of Company and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Contaminants, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since August 1, 2014, there have been no unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Company and its Subsidiaries.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules or attachments thereto) (“Tax Returns”) required to be filed by any of the Company and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of the Company and its Subsidiaries, whether or not reflected on a Tax Return. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any material Tax which such waiver or extension is still in effect.

(b) The Company and its Subsidiaries have timely withheld or collected all material Taxes (including social security, Federal Insurance Contribution Act, and Federal Unemployment Tax Act charges and other similar charges) that the Company or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c) No audit of any Tax Return, or Legal Proceeding with respect to any material Taxes, of the Company or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such pending Legal Proceeding or audit. All material Tax deficiencies asserted or Tax assessments made against the Company and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established on the Company Balance Sheet in accordance with GAAP. Subject to exceptions as would not be material, neither the Company nor its Subsidiaries have received in the last three (3) years a written claim from a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(d) There are no material Tax liens on the assets of the Company or any Subsidiary of the Company other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing, a “closing agreement” as described in Section

7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing without the consent of Parent, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing Date, any “gain recognition agreement” (as defined in the Treasury Regulations promulgated under Section 367 of the Code) entered into prior to the Closing, an election filed under Section 965(h) of the Code made prior to the Closing or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing.

(f) Neither the Company nor any Subsidiary of the Company has participated in an international boycott within the meaning of Section 999 of the Code.

(g) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code at any time in the last two years.

(h) Neither the Company nor any Subsidiary of the Company has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(i) None of the Company nor any Subsidiary of the Company (i) is a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) is a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any Subsidiary of the Company owe any material amount under any such agreement or (iii) has any material liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of law.

(j) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of any presently applicable Tax exemption, Tax holiday or other Tax reduction agreement or order granted specifically to the Company or its Subsidiaries, as applicable.

(k) None of the Company or any of its Subsidiaries has a material liability pursuant to a European Union “state aid” claim in progress based on Taxes, nor has the Company or any of its Subsidiaries been notified in writing that any such claim is pending which claim could be reasonably expected to give rise to a material liability of the Company or its Subsidiaries.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals) sponsored, maintained, contributed to or required to be contributed to for the benefit of any current or former employee, non-employee service provider or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (a “Company ERISA Affiliate”), or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries currently has or could have any material liability (including contingent liability), other than governmentally administered plans and plans mandated by applicable Law (together the “Company Employee Plans”). With respect to each Company Employee Plan other than a Company Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “Company International Employee Plans”), to the extent applicable the Company has Made Available to Parent complete and accurate copies of: (A) the three (3) most recently filed annual reports on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices or other communications to or from the IRS or DOL relating to any material compliance issues in respect of any such Company Employee Plan. With respect to each Company International Employee Plan, to the extent applicable, the Company has Made Available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Company Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, and neither the Company nor any Subsidiary has ever incurred any liability with respect to a multiemployer plan, multiple employer plan or other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Company Employee Plan has been established, maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) (i) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) any Company Employee Plan in existence prior to January 1, 2005, and not subject to Section 409A of the Code has not been “materially modified” (within the meaning of IRS Notice 2005 1) at any time after October 3, 2004. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 409A of the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Company Employee Plan provides health, medical or other welfare benefits to former employees of the Company or its Company ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or prototype opinion letter from the IRS as to its qualifications and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(i) Each Company International Employee Plan (A) that is intended to qualify for special tax treatment has, to the Knowledge of the Company, met all requirements for such tax treatment, (B) does not have material unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such Company International Employee Plan, (C) is in material compliance with all applicable Laws, and (D) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been to the Knowledge of the Company so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any other event (A) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (D) limit or restrict the right of the Company or any Subsidiary of the Company to merge, amend or terminate any Company Employee Plan.

(k) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for.

(l) Except as required by applicable Law or the terms of any Company Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the Merger or any of the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 4999 of the Code.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, works council contract, or trade union agreement (each a “Collective Bargaining Agreement”) and no Collective Bargaining Agreement is applicable to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Company Employee Plans.

(c) The Company and its Subsidiaries are materially complying with and have materially complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining). Neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) The Company and each Subsidiary of the Company have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary of the Company is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(e) As of the date of this Agreement, the Company has not received any written notice from any officer of the Company that he or she intends to resign from the Company.

(f) Neither the Company nor any Subsidiary of the Company are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company, any Subsidiary of the Company, or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any Subsidiary of the Company and, to the Knowledge of the Company, no such investigation is in progress.

(g) Except as set forth in the jurisdictions of employment set forth in Section 3.18(g) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of its Subsidiaries is terminable at will.

3.19 Permits. Each of the Company and its Subsidiaries has in full force and effect all material permits, licenses, certificates, authorizations, consents, qualifications, accreditations, variances, exemptions, orders, registrations, vacancies, clearances, franchises and approvals from Governmental Authorities necessary or required for it to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses and operations as currently conducted (“Permits”) and are in compliance with the terms thereof, except in respect to any such Permits where the failure to have in full force and effect or to be so in compliance therewith would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times in the past five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) matters that are covered solely in Section 3.15, (iii) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (iv) labor Law matters, which are covered solely in Section 3.18, or (v) compliance with Environmental Laws, which are covered in Section 3.21.

(b) Neither the Company nor any of its Subsidiaries has at any time in the past five (5) years received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any Subsidiary of the Company of any applicable Law or Order that is material to the Company or any Subsidiary of the Company and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is threatened.

(c) Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers or any other Person acting on behalf of the Company or any Subsidiary of the Company, has at any time in the past five (5) years directly or indirectly, taken any action which has caused or would cause them to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar applicable anti-bribery and anti-corruption Laws (the “Anti Bribery Laws”).

(d) None of the Company, any Subsidiary of the Company, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any Subsidiary of the Company, have, at all times during the past (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense, favor, or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, the “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) No officer, director, or beneficial owner of the Company or its Subsidiaries is a Government Official.

(f) At all times during the past five (5) years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the applicable Anti Bribery Laws.

(g) The books, records and accounts of the Company and its Subsidiaries have at all times during the past five (5) years, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. At no time during the past five (5) years, have there been any false or fictitious entries made in the books, records or accounts of the Company or any Subsidiary of the Company relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Subsidiary of the Company has established or maintained a secret or unrecorded fund.

(h) None of the Company nor any Subsidiary of the Company have, during the past five (5) years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(i) The Company and each Subsidiary of the Company is, and in the past five (5) years has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of the Company and each Subsidiary of the Company has obtained all licenses and other approvals required by any Trade Law for its export, reexport or transfer (in-country) (collectively “export”) of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of the Company and each Subsidiary of the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) none of the Company, its Subsidiaries or Affiliates is identified on OFAC’s Specially Designated Nationals List (the “SDN List”), Foreign Sanctions Evaders List (the “FSE List”) or the Sectoral Sanctions Identifications List (the “SSI List”), any other similar list maintained by OFAC or a list maintained by the Commerce Department’s Bureau of Industry and Security; (iv) neither the Company, its Subsidiaries and Affiliates, nor any Person or Persons owning fifty percent (50%) or more (either individually or in the aggregate, directly or indirectly through intermediaries) of either the Company or its Subsidiaries or Affiliates is identified on the SDN List or SSI List; (v) to the extent it would violate the Trade Laws, neither the Company, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or, to the Knowledge of the Company, agents (in their capacities as agents thereof) of each, is engaged in business dealings (A) with individuals or entities identified on any applicable U.S. Government list of sanctioned persons, including the SDN List, FSE List, SSI List, Denied Persons List, Entity List or State Department’s List of Debarred Persons, or (B) in countries or territories subject to comprehensive OFAC country-based sanctions (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); (vi) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary of the Company with respect to such export licenses or other approvals; and (vii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any Subsidiary of the Company. No approval is required under any Trade Law for the transfer of any export licenses or approvals from the Company or any Subsidiary of the Company to Parent or Merger Sub or otherwise in connection with the consummation of the transactions contemplated by this Agreement, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(i) of the Company Disclosure Letter sets forth a true, complete and accurate listing of all export control classification numbers (each an “ECCN”) covering the Company’s products, software, and technology that are export classified under an ECCN that is controlled for more than antiterrorism (AT) reasons. None of the products, technology or activities of the Company or any Subsidiary of the Company are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130). The Company does not hold a facility security clearance and all personal security clearances of employees of the Company or any of its Subsidiaries associated with the Company’s Commercial and Government Entity Code have been terminated.

3.21 Environmental Matters.

(a) The Company and each Subsidiary of the Company are now and have been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since August 1, 2014 been in compliance in all material respects with all applicable Environmental Permits necessary to occupy the premises and operate the business as presently operated.

(b) Neither the Company nor any Subsidiary of the Company has Released any Hazardous Materials at any property, including any property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company, that requires corrective or remedial action or that would reasonably be expected to result in liability to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Subsidiary of the Company has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials, or for any non-compliance with Environmental Laws, at any location, except with respect to any matter that has been fully resolved with the appropriate foreign, federal, state or local Governmental Authority or otherwise with no ongoing or future corrective action, liability or obligation on the part of the Company or any of its Subsidiaries.

(d) Except as would not result in a material liability to the Company or its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, in each case, except for such notice or consent or suspension, cancellation, modification, revocation or nonrenewal that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Materials other than in the ordinary course of business and as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(g) The Company and its Subsidiaries have Made Available all Environmental Permits, and all “Phase I” and “Phase II” and other environmental reports, audits or surveys in their possession or control, for all properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or otherwise related to the business or at which the Company or any Subsidiary of the Company has received written notice from a Governmental Authority that it has liability under any Environmental Law.

3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against (a) any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, (b) the Company or its Subsidiaries or (c) any of the properties or assets owned or leased by the Company or any of its Subsidiaries, in each case, that (i) would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement (including the Merger). None of the Company or any of its Subsidiaries or any material properties or assets owned by the Company or any of its Subsidiaries are subject to any outstanding Order of, consent decree or settlement agreement with, or, continuing investigation by, any Governmental Authority, in each case, that (x) would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent, materially delay or make illegal the transactions contemplated by this Agreement (including the Merger).

3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies in favor of the Company and any Subsidiary of the Company. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and believes is adequate for the operation of its business as presently conducted. All such insurance policies maintained by or on behalf of the Company or any Subsidiary of the Company are in full force and effect and all premiums due thereon have been fully paid, and neither the Company nor any Subsidiary of the Company is in breach or default under any such policies, and neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action which, with the giving of notice or lapse of time or both, would constitute a breach or default, or permit termination or modification of, any such policy. To the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 3.23 of the Company Disclosure Letter. To the Knowledge of the Company, between the date hereof and the Closing Date, the Company and its Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a material increase in cost. Since August 1, 2014, neither the Company nor any Subsidiary of the Company has failed to give any material notice or present any material claim under any such policy within the time periods required.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Related Parties, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Company-Owned Intellectual Property) of or (c) loaned any money to, or borrowed any money from, the Company or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by the Company or any of its Subsidiaries.

3.25 Brokers. Except for Cowen and Company, LLC (the “Company Financial Advisor”) (whose fees and expenses will be paid by the Company), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any Subsidiary of the Company who is entitled to any financial advisory, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has Made Available to Parent true, correct and complete copies of engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and the Company Financial Advisor.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to Parent solely for informational purposes promptly following the date of this Agreement. The Company will, prior to filing the preliminary Joint Proxy Statement/Prospectus (as defined below), obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Joint Proxy Statement/Prospectus such opinion of the Company Financial Advisor.

3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.20 are accurate, the Company Board has taken all necessary actions so that Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company charter or Company bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

3.28 Joint Proxy Statement/Prospectus. The joint proxy statement and prospectus, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement and any other soliciting material that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (as amended or supplemented, the “Form S-4”), each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Joint Proxy Statement/Prospectus and the Form S-4, will not, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at the time the Joint Proxy Statement/Prospectus is first sent to the Company Stockholders, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, at the time of the Company Stockholder Meeting or the Parent Stockholder Meeting (each, as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

3.29 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30 Customers; Suppliers.

(a) Section 3.30(a) of the Company Disclosure Letter sets forth a list of the 10 largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2017 (each, a “Company Material Customer”)). Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning Company Products with any Company Material Customer. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Company Material Customer that (i) such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify existing Company Material Contracts with the Company (or the Surviving Corporation or Parent), or (iii) to the Knowledge of the Company, such customer has been threatened with bankruptcy or insolvency.

(b) Section 3.30(b) of the Company Disclosure Letter sets forth a list of the 10 largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2017 (each, a “Company Material Supplier”)). As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Company Material Supplier that (i) such supplier shall not continue as a supplier of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries, (ii) such supplier intends to terminate or materially modify existing Company Material Contracts with the Company (or the Surviving Corporation or Parent), or (iii) to the Knowledge of the Company, such supplier has been threatened with bankruptcy or insolvency.

3.31 Product Defects and Warranties.

(a) Since August 1, 2014, all Company Products that are sold and currently supported by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries’ applicable contractual commitments, warranties and specifications, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s warranty reserve reflected on the Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the Knowledge of the Company, was sufficient as of the Company Balance Sheet Date to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date of the Company Balance Sheet. Since the Company Balance Sheet Date, the Company has not materially modified its practices in calculating warranty reserves. To the

Knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date hereof to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date hereof, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (i) as disclosed in the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), or (ii) as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 30, 2017 (the “Parent Annual Report”) and any Parent SEC Reports (as defined below) filed with or furnished to the SEC by Parent after the filing of the Parent Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this Article IV), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. Parent and Merger Sub are duly qualified to do business and are in good standing in each jurisdiction where the character of their properties owned or leased or the nature of their activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has Made Available to the Company true, correct and complete copies of Parent’s and Merger Sub’s Constitutional Documents, in each case in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in violation of their respective Constitutional Documents.

4.2 Corporate Power; Enforceability.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and, subject to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing, other than obtaining the Parent Stockholder Approval.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

(c) The Parent Board, at a meeting duly called and held, has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement (including the Parent Common Stock Issuance and the Financing) are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to submit for consideration at the Parent Stockholder Meeting and recommend that the holders of shares of Parent Common Stock approve the Parent Common Stock Issuance.

(d) The board of directors of Merger Sub has by unanimous vote (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent, in its capacity as the sole stockholder of Merger Sub, (ii) determined that it is in the best interests of Merger Sub and Parent, in its capacity as the sole stockholder of Merger Sub, and declared it advisable, to enter into this Agreement and (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, has executed a written consent that will become effective immediately after the execution and delivery of this Agreement to approve this Agreement in its capacity as sole stockholder of Merger Sub.

4.3 Parent Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock represented in person or by proxy at the Parent Stockholder Meeting (or an adjournment or postponement thereof) at which a quorum is present (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Common Stock that is necessary to approve the Parent Common Stock Issuance as provided in this Agreement. No other vote of the holders of any class or series of the Parent Common Stock or other Parent Securities is required by Law, the Constitutional Documents of Parent or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by Parent, including the Merger, the Parent Common Stock Issuance and the Financing.

4.4 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the Constitutional Documents of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 are obtained or made, and, in the case of the consummation of the Merger, subject to obtaining the Parent Stockholder Approval, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Required Governmental Approvals.

No Consent of any Governmental Authority is required on the part of or with respect to Parent or Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, except for:

(a) the filing and recordation of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any other applicable Antitrust Laws; and

(d) such other Consents, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Parent Capitalization.

(a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent. As of the close of business in New York City on May 4, 2018 (the “Parent Capitalization Date”): (A) 28,839,978 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Common Stock were held by Parent as treasury shares, (C) no shares of preferred stock of Parent were issued and outstanding and (D) no shares of preferred stock of Parent were held by Parent as treasury shares. All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights and the shares of Parent Common Stock issuable in connection with the Merger pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business in New York City on Parent Capitalization Date, there were 1,223,899 shares of Parent Common Stock reserved for future issuance under Parent Common Stock Plan. As of the close of business in New York City on Parent Capitalization Date, there were (i) outstanding Parent Options to purchase 452,026 shares of Parent Common Stock and (ii) outstanding Parent Restricted Stock Units covering 1,146,290 shares of Parent Common Stock. All shares of Parent Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c) Except as set forth in Section 4.6(a)and Section 4.6(b) or as may be issued in compliance with Section 5.2(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants or other rights to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent, (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights or other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or revenues, earnings, financial performance or any other attribute of Parent.

(d) Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Parent Securities, except in connection with the repurchase or acquisition of Parent Common Stock pursuant to the terms of Parent Stock Plan or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Parent, any of its Subsidiaries, or any other Person, (B) register any Parent Securities or (C) grant, extend or enter into any such agreements relating to any Parent Securities. All outstanding Parent Options and Parent Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Parent Stock Plan. None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or relating to the disposition, voting or dividends with respect to any Parent Securities.

(e) Section 4.6(e) of the Parent Disclosure Letter sets forth a true and complete list of all grants of Parent Restricted Stock Units outstanding as of Parent Capitalization Date, specifying, on a holder-by-holder basis, (i) a unique identification number for each holder, (ii) the number of shares subject to each such Parent Restricted Stock Unit grant, (iii) the grant date of each such Parent Restricted Stock Unit grant, (iv) the vesting schedule of each such Parent Restricted Stock Unit grant, including any accelerated vesting such Parent Restricted Stock Unit grant may be subject to and the trigger for such accelerated vesting, (v) the expiration date of each such Parent Restricted Stock Unit grant, to the extent applicable, and (vi) Parent Stock Plan under which Parent Restricted Stock Units were granted. With respect to each grant of Parent Restricted Stock Units, (A) each such grant was duly authorized no later than the date on which the grant of such Parent Restricted Stock Unit was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board or an authorized committee thereof, and any required approval by the Parent Stockholders, and the award agreement governing such Parent Restricted Stock Unit was duly executed and delivered by each party thereto within a reasonable time following Parent Grant Date; (B) each such grant was made in all material respects in accordance with the terms of Parent Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq; (C) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Parent Restricted Stock Unit in Parent’s Tax Returns and Parent SEC Reports, respectively, and (D) no material modifications have been made to any such grants after Parent Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

Neither Parent nor any Subsidiary of Parent is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of Parent or any Subsidiary of Parent or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any Subsidiary of Parent.

4.7 Parent Subsidiaries.

(a) Section 4.7(a) of the Parent Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of Parent. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease, operate or otherwise hold its respective properties and assets. Each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by Parent or by another wholly-owned Subsidiary of Parent, free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (ii) options, warrants or other rights to acquire from any Subsidiary of Parent, or that obligates any Subsidiary of Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (iii) obligations of any Subsidiary of Parent to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of Parent, being referred to collectively as “Parent Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of Parent or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of Parent to make any payments based on the price or value of any shares of any Subsidiary of Parent or revenues, earnings, financial performance or any other attribute of any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities, (B) register any Parent Subsidiary Securities, or (C) grant, extend or enter into any such agreements described in clauses (A) and (B). None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Parent Subsidiary Securities.

(d) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Parent does not have any Subsidiaries other than the Subsidiaries disclosed in Section 4.7 of the Parent Disclosure Letter.

(e) Other than Parent’s Subsidiaries listed in Section 4.7 of the Parent Disclosure Letter, there are no other Persons that are material to the business of Parent through which Parent or any of its Subsidiaries conducts business and in which Parent or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

4.8 Parent SEC Reports. Since August 1, 2014, Parent has filed or furnished (as applicable) all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Parent SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Parent SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Parent SEC Report was filed, and (b) each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file or furnish (as applicable) any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Reports. As of the date hereof, none of the Parent SEC Reports is subject to outstanding SEC comment or, to Parent’s Knowledge, investigation.

4.9 Parent Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries included or incorporated by reference into the Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) Parent has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Parent Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries.

(d) Since August 1, 2014, none of Parent, its Subsidiaries, their respective directors, officers and employees, and, to the Knowledge of Parent, the auditors of Parent and its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls, utilized by Parent or any of its Subsidiaries, in each case which has not been subsequently remediated or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries. None of Parent, the Parent Board or the audit committee of the Parent Board, or, to the Knowledge of Parent, Parent’s auditors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Parent, (B) “material weakness” in the internal controls over financial reporting of Parent, or (C) any fraud that involves the management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. To the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in each case, in such capacities, to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the consolidated financial statements of Parent and its Subsidiaries filed with any Parent SEC Report.

(f) Parent is, and since August 1, 2014 has been, in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to Parent.

4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities of any nature, known or unknown, whether due or to become due, other than (a) liabilities reflected or otherwise reserved against in the Parent Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.2(a) (d) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and (e) Liabilities that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the Parent Balance Sheet Date through the date hereof, there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Parent Balance Sheet Date through the date hereof, neither Parent nor any of its Subsidiaries has taken any action that would require the Company’s written consent if proposed to be taken after the date hereof.

4.12 Parent Material Contracts.

(a) Section 4.12(a) of the Parent Disclosure Letter contains a list, as of the date of this Agreement, of all Parent Material Contracts. For all purposes of and under this Agreement, a “Parent Material Contract” shall mean any of the following to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties are currently bound (but shall not include purchase orders received or issued by Parent or any of its Subsidiaries in the ordinary course of Parent’s business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract that explicitly limits the ability of Parent or any of its Subsidiaries to engage in any line of business or with any Person or to engage in its business in any geographic location or to sell to, purchase from or compete with any Person, in each case, in a manner that is material to Parent and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the disposition or acquisition by Parent or any Subsidiary of Parent, directly or indirectly, consummated during the period between January 1, 2016 and the date hereof of, any material Person or business enterprise or any material portion of the assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practice) that contains any continuing or outstanding material obligations;

(iv) any Contract that relates to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company, or other similar arrangement with a third person that involves the sharing of profits and losses, in each case in a manner that is material to Parent and its Subsidiaries, taken as a whole;

(v) any Contract not entered into in the ordinary course of business between Parent or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of Parent), on the other hand; and

(vi) any Contract, or group of related Contracts with a customer of Parent and its Subsidiaries, which customer represented greater than ten percent (10%) of the aggregate revenues recognized by Parent and its Subsidiaries during the fiscal year ended December 30, 2017.

(b) True and complete copies (subject to certain redactions) of all Parent Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Parent Annual Report or any Parent SEC Reports filed with or furnished to the SEC by Parent after the filing of the Parent Annual Report with the SEC but prior to the date hereof or (ii) Made Available to the Company.

(c) Each Parent Material Contract is valid and binding on Parent and/or each such Subsidiary of Parent party thereto, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, enforceable against Parent or each such Subsidiary of Parent party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations. Neither Parent nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any such Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to Parent and its Subsidiaries, taken as a whole. As of the date hereof, Parent and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Parent Material Contract, except as would not be material to Parent and its Subsidiaries, taken as a whole.

4.13 Intellectual Property.

(a) Each item of Parent-Owned Intellectual Property is subsisting and, to the Knowledge of Parent, valid and enforceable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Parent-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for any ex parte proceedings, no Parent-Owned Intellectual Property is subject to any Legal Proceeding or settlement agreement restricting in any material manner, the use, transfer, or Licensing thereof by Parent or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Parent-Owned Intellectual Property.

(c) Neither this Agreement nor the transactions contemplated by this Agreement will result in the revocation, impairment, modification, suspension, cancellation or termination of any rights of Parent or any of its Subsidiaries in any Parent Owned Intellectual Property, except where any such revocation, impairment, modification, suspension, cancellation or termination would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The operation of the business of Parent and its Subsidiaries as such business has been conducted since August 1, 2014, and is currently conducted, including the design, development, manufacture, use, import, sale, offer for sale, supporting, licensing, or other exploitation of Parent Products and Parent-Owned Intellectual Property, has not infringed, misappropriated, or violated since August 1, 2014, and does not infringe, misappropriate, or violate any Intellectual Property of any third party (with respect to the Patent rights of any third party, such representation is made to the Knowledge of Parent); provided that the foregoing does not apply to any Parent Products currently in development. No action or claim is pending, and no written notice of any action or claim has been received by Parent or any of its Subsidiaries since August 1, 2014, alleging that Parent or a Subsidiary of Parent, or any Parent Product has infringed, misappropriated, or violated the Intellectual Property of any third party. Since August 1, 2014, neither Parent nor its Subsidiaries has received any written correspondence asking or inviting Parent or any of its Subsidiaries to enter into a license agreement or similar agreement, to pay for or obtain a license to, or release for infringement of, third party Intellectual Property, in each case relating to the alleged infringement, misappropriation or violation of such third party’s Intellectual Property.

(e) To the Knowledge of Parent, no Person has infringed, misappropriated, violated, or is infringing, misappropriating, or violating any Parent-Owned Intellectual Property, except where such infringement, misappropriation, or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.14 Tax Matters.

(a) Parent and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all material Tax Returns required to be filed by any of Parent and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Parent SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of Parent and its Subsidiaries, whether or not reflected on a Tax Return. Neither Parent nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Parent Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement. Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any material Tax which such waiver or extension is still in effect.

(b) Parent and its Subsidiaries have timely withheld or collected all material Taxes (including social security, Federal Insurance Contribution Act, and Federal Unemployment Tax Act charges and other similar charges) that Parent or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c) No audit of any Tax Return, or Legal Proceeding with respect to, any material Taxes of Parent or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has Parent or any of its Subsidiaries been notified in writing of any such pending Legal Proceeding or audit. All material Tax deficiencies asserted or Tax assessments made against Parent and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established on the Parent Balance Sheet in accordance with GAAP. Subject to exceptions as would not be material, neither Parent nor its Subsidiaries have received in the last three (3) years a written claim from a Governmental Authority in a jurisdiction where Parent or any Subsidiary of Parent does not file Tax Returns that Parent or such Subsidiary of Parent is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(d) There are no material Tax liens on the assets of Parent or any Subsidiary of Parent other than Permitted Liens.

(e) Neither Parent nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing without the consent of the Company, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing Date, any “gain recognition agreement” (as defined in the Treasury Regulations promulgated under Section 367 of the Code) entered into prior to the Closing, an election filed under Section 965(h) of the Code made prior to the Closing or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing.

(f) Neither Parent nor any Subsidiary of Parent has participated in an international boycott within the meaning of Section 999 of the Code.

(g) Neither Parent nor any Subsidiary of Parent has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code at any time in the last two years.

(h) Neither Parent nor any Subsidiary of Parent has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(i) None of Parent nor any Subsidiary of Parent (i) is a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent), (ii) is a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does Parent or any Subsidiary of Parent owe any material amount under any such agreement or (iii) has any material liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of law.

(j) Each of Parent and its Subsidiaries is in compliance in all material respects with the terms and conditions of any presently applicable Tax exemption, Tax holiday or other Tax reduction agreement or order granted specifically to Parent or its Subsidiaries, as applicable.

(k) None of Parent or any of its Subsidiaries has a material liability pursuant to a European Union “state aid” claim in progress based on Taxes, nor has Parent or any of its Subsidiaries been notified in writing that any such claim is pending which claim could be reasonably expected to give rise to a material liability of Parent or its Subsidiaries.

4.15 Permits. Each of Parent and its Subsidiaries has in full force and effect all Permits and are in compliance with the terms thereof, except in respect to any such Permits where the failure to have in full force and effect or to be so in compliance therewith would not reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole. No suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened.

4.16 Compliance with Laws.

(a) Parent and each of its Subsidiaries is, and at all times in the past five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to Parent and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 4.16(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) matters that are covered solely in Section 4.12 or (iii) compliance with Environmental Laws, which are covered in Section 4.17.

(b) Neither Parent nor any of its Subsidiaries has at any time in the past five (5) years received any written notice from any Governmental Authority alleging any violation or potential violation by Parent or any Subsidiary of Parent of any applicable Law or Order that is material to Parent or any Subsidiary of Parent and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of Parent, no investigation by any Governmental Authority of Parent or any of its Subsidiaries is threatened.

(c) Neither Parent, any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Knowledge of Parent, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers or any other Person acting on behalf of Parent or any Subsidiary of Parent, has at any time in the past five (5) years directly or indirectly, taken any action which has caused or would cause them to be in violation of Anti Bribery Laws.

(d) None of Parent, any Subsidiary of Parent, any of their respective officers, directors, employees, nor, to the Knowledge of Parent, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of Parent or any Subsidiary of Parent, have, at all times during the past (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense, favor, or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Parent in obtaining or retaining business for or with, or directing the business to, any Government Officials or any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) No officer, director, or beneficial owner of Parent or its Subsidiaries is a Government Official.

(f) At all times during the past five (5) years, Parent and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with Parent’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the applicable Anti Bribery Laws.

(g) The books, records and accounts of Parent and its Subsidiaries have at all times during the past five (5) years, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. At no time during the past five (5) years, have there been any false or fictitious entries made in the books, records or accounts of Parent or any Subsidiary of Parent relating to any illegal payment or secret or unrecorded fund, and neither Parent nor any Subsidiary of Parent has established or maintained a secret or unrecorded fund.

(h) None of Parent nor any Subsidiary of Parent have, during the past five (5) years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(i) Parent and each Subsidiary of Parent is, and in the past five (5) years has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of Parent and each Subsidiary of Parent has obtained all licenses and other approvals required by any Trade Law for its export of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of Parent and each Subsidiary of Parent is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) none of Parent, its Subsidiaries or Affiliates is identified on the SDN List, the FSE List or the SSI List, any other similar list maintained by OFAC or a list maintained by the Commerce Department’s Bureau of Industry and Security; (iv) neither Parent, its Subsidiaries and Affiliates, nor any Person or Persons owning fifty percent (50%) or more (either individually or in the aggregate, directly or indirectly through intermediaries) of either Parent or its Subsidiaries or Affiliates is identified on the SDN List or SSI List; (v) to the extent it would violate the Trade Laws, neither Parent, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or, to the Knowledge of Parent, agents (in their capacities as agents thereof) of each, is engaged in business dealings (A) with individuals or entities identified on any applicable U.S. Government list of sanctioned persons, including the SDN List, FSE List, SSI List, Denied Persons List, Entity List or State Department’s List of Debarred Persons, or (B) in countries or territories subject to comprehensive OFAC country-based sanctions (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); (vi) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any Subsidiary of Parent with respect to such export licenses or other approvals; and (vii) to the Knowledge of Parent, there are no actions, conditions or circumstances pertaining to Parent’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against Parent or any Subsidiary of Parent. No approval is required under any Trade Law for the transfer of any export licenses or approvals from Parent or any Subsidiary of Parent in connection with the Merger, other than export approvals that can be obtained expeditiously without material cost. Section 4.16(i) of the Parent Disclosure Letter sets forth a true, complete and accurate listing of all ECCNs covering Parent’s products, software, and technology that are export classified under an ECCN that is controlled for more than antiterrorism (AT) reasons. None of the products, technology or activities of Parent or any Subsidiary of Parent are subject to the International Traffic in Arms Regulations (as set forth at 22 CFR Parts 121-130). Parent does not hold a facility security clearance and all personal security clearances of employees of Parent or any of its Subsidiaries associated with Parent’s Commercial and Government Entity Code have been terminated.

4.17 Environmental Matters.

(a) Parent and each Subsidiary of Parent are now and have been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws.

(b) Neither Parent nor any Subsidiary of Parent has Released any Hazardous Materials at any property, including any property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent, that requires corrective or remedial action or that would reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole.

(c) Neither Parent nor any Subsidiary of Parent has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials, or for any non-compliance with Environmental Laws, at any location, except with respect to any matter that has been fully resolved with the appropriate foreign, federal, state or local Governmental Authority or otherwise with no ongoing or future corrective action, liability or obligation on the part of Parent or any of its Subsidiaries.

(d) Except as would not result in a material liability to Parent or its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened relating to Parent’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, in each case, except for such notice or consent or suspension, cancellation, modification, revocation or nonrenewal that would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Materials other than in the ordinary course of business and as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Subsidiaries.

4.18 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against (a) any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, (b) Parent or its Subsidiaries or (c) any of the properties or assets owned or leased by Parent or any of its Subsidiaries, in each case, that (i) would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement (including the Merger). None of Parent or any of its Subsidiaries or any material properties or assets owned by Parent or any of its Subsidiaries are subject to any outstanding Order of, consent decree or settlement agreement with, or, continuing investigation by, any Governmental Authority, in each case, that (x) would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent, materially delay or make illegal the transactions contemplated by this Agreement (including the Merger).

4.19 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Parent or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Related Parties, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Parent-Owned Intellectual Property) of or (c) loaned any money to, or borrowed any money from, Parent or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by Parent or any of its Subsidiaries.

4.20 State Anti-Takeover Statutes. Assuming that the representations of the Company set forth in Section 3.27 are accurate, the Parent Board has taken all necessary actions so that Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other Takeover Laws or any similar anti-takeover provision in Constitutional Documents is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

4.21 Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Joint Proxy Statement/Prospectus and the Form S-4 will not, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at the time the Joint Proxy Statement/Prospectus is first sent to the Parent Stockholders, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, at the time of the Parent Stockholder Meeting, or at the time of the Company Stockholder Meeting (each, as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

4.22 Customers. Neither Parent nor any of its Subsidiaries has any outstanding material disputes concerning Parent Products with any of the 10 largest customers of Parent and its Subsidiaries (determined on the basis of aggregate revenues recognized by Parent and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended December 30, 2017 (each, a “Parent Material Customer”)). As of the date of this Agreement, neither Parent nor any Subsidiary of Parent has received written notice from any Parent Material Customer that (i) such customer shall not continue as a customer of Parent (or the Surviving Corporation) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify its existing material contracts or relationship with Parent, or (iii) to the Knowledge of Parent, such customer has been threatened with bankruptcy or insolvency.

4.23 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws (other than as contemplated by this Agreement). Neither Parent nor Merger Sub owns any shares of Company Common Stock.

4.24 Brokers. Except for Deutsche Bank Securities Inc. (the “Parent Financial Advisor”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.25 Opinion of Financial Advisor. The Parent Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by Parent in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A copy of such opinion will be delivered to the Company solely for informational purposes promptly following the date of this Agreement. Parent will, prior to filing the preliminary Joint Proxy Statement/Prospectus, obtain all necessary consents of the Parent Financial Advisor to permit Parent to include in the Joint Proxy Statement/Prospectus such opinion.

4.26 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities other than incidental to the transactions contemplated hereby and will have incurred no liabilities or obligations other than in relation to the transactions contemplated by this Agreement.

4.27 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III hereof (excluding any qualification as to materiality or Company Material Adverse Effect included therein) and compliance in all material respects by the Company with its obligations hereunder and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately following the Effective Time. As used in this Section 4.27, the term “Solvent” means, with respect to the Surviving Corporation on a particular date, that on such date, (a) the sum of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the total liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole (including a reasonable estimate of the contingent liabilities that would be recorded in accordance with GAAP), (b) the Surviving Corporation will be able to pay its liabilities as they mature and (c) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of its business.

4.28 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed debt commitment letter and related exhibits, term sheets and annexes (the “Commitment Letter” and, together with the related exhibits, term sheets, and annexes as may be amended or replaced from time to time to the extent permitted by Section 6.16(b) or Section 6.16(c), the “Financing Documents”), dated as of the date hereof from the lenders (including any lenders who become party thereto by joinder) party thereto (the “Lenders”) and the arrangers party thereto, pursuant to which, and subject only to the terms and conditions therein, the Lenders have committed to provide, or cause to be provided, debt financing in the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Financing”) and (ii) the fee letter related to the Commitment Letter, except that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive numbers specified therein have been redacted (such fee letter, the “Fee Letter”).

(b) As of the date of this Agreement, the Commitment Letter, in the form so delivered, is in full force and effect, subject to the Enforceability Limitations, and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. As of the date of this Agreement, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto, subject to the Enforceability Limitations. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of the Lenders under any term of the Commitment Letter. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any portion of the Financing will be unavailable to Parent and Merger Sub at the Effective Time. Parent and Merger Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are due and payable on or before the date of this Agreement.

(c) Subject to the terms and conditions of the Commitment Letter and the Fee Letter (including the “market flex” provisions contained therein) and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, assuming the accuracy of the Company’s representations and warranties set forth in Article III and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Financing, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient to fund all of the amounts required to be provided by Parent and/or Merger Sub for the consummation of the transactions contemplated hereby, including the payment of all amounts required to be paid pursuant to Article II and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in this Agreement or in the Commitment Letter.

ARTICLE V

COVENANTS OF THE COMPANY AND PARENT

5.1 Interim Conduct of the Company’s Business.

(a) Except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(a) of the Company Disclosure Letter or (iv) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) carry on its business in the ordinary course consistent with past practice and (B) use its commercially reasonable efforts, consistent with past practices, (i) to keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries, (ii) to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has material business relations and (iii) to preserve substantially intact its business organization.

(b) Without limiting the generality of Section 5.1(a), except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) as approved in advance by Parent in writing (which approval (A) will not be unreasonably withheld, conditioned or delayed and (B) with respect to clause (xvii) only, shall be deemed as given if Parent has not responded in writing (including via email) to the Company within three (3) Business Days of the Company’s written request (including via email) therefor), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to (it being expressly understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) (A) incur or assume any Indebtedness of the Company or any of its Subsidiaries in an amount exceeding $500,000 in the aggregate in each fiscal quarter except for loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries; (B) become liable or responsible (whether by assumption, guarantee or otherwise, and whether directly, contingently or otherwise) for the obligations in respect of Indebtedness for borrowed money of any other Person exceeding $100,000 individually or $300,000 in the aggregate and except with respect to obligations of any direct or indirect wholly-owned Subsidiaries of the Company; or (C) make any loans or advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiaries of the Company) exceeding $100,000 individually or $300,000 in the aggregate, except for travel or business expense advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices, in each case of clauses (A) through (C), other than with respect to accounts payable or receivable in the ordinary course of business consistent with past practice;

(ii) grant, issue or announce any equity incentive awards under any Company Employee Plan or otherwise, other than as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter;

(iii) except as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter (A) enter into or materially amend a Company Employee Plan; (B) grant, pay, or enter into any arrangement for any new or additional bonus compensation, whether linked to retention, completion of the Merger or otherwise; (C) grant any severance benefits; or (D) accelerate the vesting of any compensation or benefits;

(iv) propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v) directly or indirectly (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest or any material portion of the assets of any other Person, in each case, for a purchase price in excess of $1,000,000 in any transaction or a related series of transactions or (B) sell, lease, license (other than Ordinary Course Licenses consistent with past practice), transfer, abandon, cancel, allow to lapse, encumber, convey or otherwise dispose of, in whole or in part, any material properties or material assets of the Company or its Subsidiaries in any transaction or a related series of transactions, other than (1) pursuant to Contracts in effect prior to the date hereof and Made Available to Parent prior to the date hereof or (2) any sale of properties or assets of the Company or its Subsidiaries pursuant to (and subject to the terms of) Section 6.2(e), with respect to which Parent’s approval shall not be unreasonably withheld;

(vi) make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution (whether in cash, shares or any combination thereof) in respect of any shares of capital stock or other equity interests (other than dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(vii) amend or otherwise change the Constitutional Documents of the Company or any of its Subsidiaries;

(viii) authorize for issuance, issue, sell, grant, transfer, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, encumber or subject to any Lien, any Company Securities or any Company Subsidiary Securities, except (A) for the issuance of common stock upon the vesting and settlement of Company Restricted Stock Units outstanding on the date of this Agreement in accordance with the terms of the applicable Company Stock Plan or (B) as permitted under Section 5.1(b)(ii);

(ix) directly or indirectly repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for (A) forfeiture or redemptions of Company Securities pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii) and (B) in connection with Tax withholdings upon the vesting of Company Restricted Stock Units pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii);

(x) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;

(xi) except as may be required by applicable Law or the terms of any Company Employee Plan as in effect on the date of this Agreement: (A) other than with respect to bonus compensation as provided in Section 5.1(b)(iii), enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be a Company Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any member of the board of directors, officer, employee or independent contractor or any other Company Employee Plan in any manner, other than such arrangements (excluding equity-based compensation) entered into in the ordinary course of business consistent with past practice in connection with the hiring or promotion of any employee who is not or will not be a director or officer and who has an aggregate annual compensation that is not in excess of $150,000; (B) other than with respect to bonus compensation as provided in Section 5.1(b)(iii), (1) increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable (2) pay any special bonus or special remuneration (including payment of any benefit to any member of the Company Board or officer of the Company), or (3) pay or agree to pay any material benefit, in each case of (1), (2) and (3), to any current or former director or officer or any employee or independent contractor; (C) terminate, promote or change the title of any director or officer (retroactively or otherwise) or any individual who would be a director or officer following the promotion or change in title; or (D) enter into, adopt, amend, modify or terminate any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof, including any Collective Bargaining Agreement;

(xii) hire or make an offer to hire, or promote any director, officer, employee or independent contractor of the Company who has an aggregate annual compensation in excess of $150,000;

(xiii) commence, compromise or settle any Legal Proceeding, except for the settlement of any Legal Proceeding involving individually not more than $250,000 or in the aggregate not more than $500,000, in each case, net of insurance recoveries, that is in the ordinary course of business consistent with past practice and does not include any obligation (other than the payment of money that, subject to payment of a deductible, is fully covered by insurance) to be performed by the Company or any of its Subsidiaries or any admission of wrongdoing by the Company or its Subsidiaries (including any obligation to refrain from taking or performing any activities or actions); or waive, release, grant or transfer any material rights or claims;

(xiv) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the financial or tax accounting methods, principles or practices used by the Company or any of its Subsidiaries;

(xv) write up, write down or write off the book value of any assets, individually or in the aggregate, of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, or (B) as may be required by GAAP;

(xvi) (A) make, change or revoke any material Tax election, (B) settle or compromise any income or other Tax liability in excess of $300,000, (C) amend any material Tax Return, (D) adopt or change any Tax accounting period, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax or waive or surrender any right to claim a material Tax refund, or (F) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(xvii) (A) terminate or materially modify or amend in a manner materially adverse to the Company or any of its Subsidiaries, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under, any Company Material Contract (or any Contract that would be a Company Material Contract if entered into prior to the date of this Agreement), except for termination upon expiration of the term of such Company Material Contract in accordance with its terms; or (B) enter into any Contract that if in effect on the date of this Agreement would be a Company Material Contract, except to extend or renew any Company Material Contract that has expired or terminated in accordance with its terms on terms no less favorable to the Company or any of its Subsidiaries party thereto than the terms of such Company Material Contract being extended or renewed; provided that if another subsection of this Section 5.1(b) governs conduct or actions of the same type or nature as this Section 5.1(b)(xvii), and such other subsection expressly permits such conduct or actions to be taken by the Company or any of its Subsidiaries in conflict with this Section 5.1(b)(xvii), then the Company and any of its Subsidiaries shall be permitted to engage in such conduct or take such action;

(xviii) (A) grant to any third Person any license (other than Ordinary Course Licenses), covenant not to sue, immunity, authorization, release or other right with respect to any material Company-Owned Intellectual Property, except in the ordinary course of business; (B) acquire or license any Intellectual Property from any third Person which is material to the Company and its Subsidiaries, taken as a whole (other than purchases or licenses of any Standard Software not inconsistent with past practices); (C) assign, transfer or grant any exclusive rights to any Company-Owned Intellectual Property to any third Person; (D) grant any license to any Company-Owned Intellectual Property other than the grant of non-exclusive licenses with respect to Company-Owned Intellectual Property in the ordinary course of business; (E) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third Person, in each case, outside of the ordinary course of business, or (F) abandon any material Company Registered Intellectual Property;

(xix) grant any security interest in any property or asset of the Company or any of its Subsidiaries, including any Company-Owned Intellectual Property;

(xx) incur any capital expenditure in any fiscal quarter in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(xxi) renew or enter into any non-compete, exclusivity or similar Contract that would restrict, curtail or limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business, or with any Person;

(xxii) terminate or cancel, let lapse, or amend or modify, or fail to use commercially reasonable efforts to maintain in full force and effect, in any material respect, other than renewals in the ordinary course of business consistent with past practice, any material insurance policies maintained by the Company or any of its Subsidiaries which is not replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters (including materially reduce the amount or coverage of any insurance policies with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect);

(xxiii) enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries taken as a whole; or

(xxiv) enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 Interim Conduct of Parent’s Business.

(a) Except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) of the Parent Disclosure Letter or (iv) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.2(a), except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(b) of the Parent Disclosure Letter, or (iv) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to (it being expressly understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.2(a)):

(i) directly or indirectly sell, transfer, convey or otherwise dispose of, in whole or in part, any assets or properties, in each case, for a purchase price in excess of $25,000,000 in any transaction or a related series of transactions;

(ii) make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution (whether in cash, shares or any combination thereof) in respect of any shares of capital stock or other equity interests, other than (A) regular quarterly cash dividends payable by Parent in respect of Parent Common Stock in the ordinary course of business consistent with past practice in an amount not exceeding $0.06 per share of Parent Common Stock in any fiscal quarter and with record dates that are not earlier than the applicable record dates set forth on Section 5.2(b) of the Parent Disclosure Letter or (B) dividends and distributions paid by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent;

(iii) directly or indirectly repurchase, redeem or otherwise acquire any Parent Securities or Parent Subsidiary Securities, except for (A) forfeiture or redemptions of Parent Securities pursuant to the terms and conditions of any Parent Restricted Stock Units or Parent Options and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the vesting and settlement of any Parent Restricted Stock Units or upon the exercise of Parent Options;

(iv) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent or any of its Subsidiaries (including Merger Sub);

(v) propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vi) amend the Constitutional Documents of Parent or Merger Sub or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, in each case, in any manner that would be adverse in any material respect to holders of Company Common Stock;

(vii) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest or any material portion of the assets of any other Person, in each case, for a purchase price in excess of $25,000,000 in any transaction or a related series of transactions, other than (A) pursuant to Contracts in effect prior to the date hereof and Made Available to the Company prior to the date hereof or (B) any sale of properties or assets of Parent or its Subsidiaries pursuant to (and subject to the terms of) Section 6.2(e); or

(viii) enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.2(b).

5.3 No Solicitation.

(a) From and after the date of this Agreement, subject to Section 5.3(c), and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or instruct its respective directors, officers, employees, controlled affiliates, investment bankers, financial advisors, attorneys, accountants or other agents or representatives retained by any of them (collectively, “Representatives”) to, directly or indirectly,

(i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist with respect to the preparation, submission or announcement of, a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, a Company Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) enter into, continue or otherwise participate or engage in discussions, communications or negotiations with any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, a Company Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(iv) agree to, approve, endorse, recommend or consummate any Company Acquisition Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 5.3) contemplating or otherwise relating to a Company Acquisition Proposal or Company Acquisition Transaction;

(v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of its Subsidiaries or their respective assets or properties; or

(vi) resolve or agree to do any of the foregoing.

(b) From and after the date of this Agreement, the Company and its Subsidiaries shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) immediately cease any and all existing discussions or negotiations with any Persons (other than Parent, Merger Sub or any of their respective designees or Representatives) conducted heretofore with respect to a Company Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information of the Company or its Subsidiaries previously furnished to any Person with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and terminate the access of any Person (other than Parent, Merger Sub or any of their respective designees or Representatives) to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Company Acquisition Proposal. The Company shall, promptly following the execution of this Agreement, inform its Representatives of the Company’s obligations under this Section 5.3.

(c) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, if at any time prior to the receipt of the Company Stockholder Approval (i) the Company Board has received from any Person a bona fide written Company Acquisition Proposal that did not arise out of a breach of this Section 5.3 and that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Massachusetts Law, the Company Board may (if the Company has not materially breached the provisions of this Section 5.3), directly or indirectly through the Company’s Representatives, (A) participate or engage in discussions or negotiations with such Person and its Representatives regarding such Company Acquisition Proposal, including entering into an Acceptable Confidentiality Agreement, (B) furnish to such Person and its Representatives any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person and its Representatives access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (B) pursuant to an Acceptable Confidentiality Agreement, provided that, the Company shall promptly (and in any event within 24 hours) furnish Parent with any non-public information furnished to such Person or its Representatives to the extent such information has not been previously furnished by the Company to Parent or its Representatives, and/or (C) contact the Person who has made such Company Acquisition Proposal to clarify and understand the terms and conditions thereof solely to the extent necessary to enable the Company Board to determine whether such Company Acquisition Proposal constitutes a Superior Proposal or will lead to a Superior Proposal; provided that in the case of any action taken pursuant to the preceding clauses (A), (B) or (C), the Company gives Parent a prior written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person.

(d) The Company shall promptly (and in any event within 24 hours of receipt) notify Parent in writing if the Company or any of its Subsidiaries or their respective Representatives receives (i) any Company Acquisition Proposal, (ii) any request for information or access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries that could reasonably be expected to lead to a Company Acquisition Proposal or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Company Acquisition Proposal, in each case together with the terms and conditions of such Company Acquisition Proposal, request or inquiry, the identity of the Person making any such Company Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent fully informed on a substantially current basis of the status and details of any such Company Acquisition Proposal, request or inquiry (including by notifying Parent within 24 hours after the occurrence of any amendment or modification of the price or of any other material term of such Company Acquisition Proposal), including furnishing copies of any written correspondence sent or provided to the Company or any of its Subsidiaries that describes any of the material terms or conditions of such Company Acquisition Proposal and any draft transaction agreements sent or provided to the Company or any of its Subsidiaries. Any material amendments to any Company Acquisition Proposal shall be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 5.3(d).

(e) The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, nor approve any Person (other than Parent, Merger Sub or their respective Affiliates) becoming an “interested stockholder” under Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law), in each case unless such actions are taken or approval is given concurrently with a termination of this Agreement pursuant to Section 8.1(e).

(g) Notwithstanding anything in this Section 5.3 to the contrary, the Company shall not, and shall not permit its Subsidiaries or their respective Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person in connection with a Company Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Company Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, shall take any action or fail to take any action that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, pay or commit to pay any consent or other similar fee, “profit sharing” or other similar payment, any penalty or any other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Parent and/or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable after the date of this Agreement, (ii) file any pre-merger or post-merger notification filings, forms and submissions relating to this Agreement and the transactions contemplated hereby with any Governmental Authority as required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.2(a) as soon as reasonably practicable after the date of this Agreement and (iii) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (iii) collectively, “Regulatory Filings”).

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of the Regulatory Filings (including, to the extent permitted by applicable Law, (x) providing copies of all such documents to the non-filing parties (or their outside counsel) prior to filing (provided that Parent’s Notification and Report Form, and its attachments, to be filed pursuant to the HSR Act may be subject to certain customary redactions), and (y) considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing, (ii) supply the other party (or its outside counsel) with any information and reasonable assistance that may be required or reasonably requested by any Governmental Authority in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the FTC, the DOJ or other relevant Governmental Authority as soon as practicable and in all cases within the amount of time allowed by such Governmental Authorities and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (A) obtain the HSR Antitrust Clearance, (B) obtain any required approvals, consents or expirations of applicable waiting periods under any other Antitrust Laws applicable to the Merger, and (C) avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent permitted by applicable Law, promptly inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to a Regulatory Filing or the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent permitted by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings to the extent permitted by the Governmental Authority, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including any applications, analyses, presentations, memoranda, briefs, arguments and opinions) and planned oral communications with a Governmental Authority regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or maintain attorney-client or other privilege.

(d) Each of Parent, Merger Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Without limiting the effect of Section 6.2(b), each of Parent, Merger Sub and the Company (i) shall use reasonable best efforts to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including proposing, negotiating, offering to commit and effecting, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any of the respective businesses, services, products or assets of Parent or any of its Subsidiaries and the Company or any of its Subsidiaries and (ii) shall not take any action (including the acquisition by Parent or the Company, or any of their respective Affiliates, of any Person that derives revenues from products, services or lines of business similar to any Company Product or Parent Product or the consummation of, or the entry into any agreement with respect to, a Parent Acquisition Transaction) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated by this Agreement, including the Merger.

(f) Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Company shall be required, in connection with obtaining the HSR Antitrust Clearance or Non-U.S. Antitrust Clearances: (i) to defend through Legal Proceedings on the merits any claim asserted in any court to the transactions contemplated by this Agreement by any party, including appeals; (ii) to agree or proffer to limit or not to exercise any rights of ownership of any securities or agree or proffer to enter into any agreement that limits the ownership or operation of, or freedom of action with respect to, any respective business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries; (iii) to agree to any term or take any action that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement; or (iv) to agree to any term or take any action that would result in the sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on, (A) in the case of businesses, services, products or assets of the Company and its Subsidiaries, with respect to any such businesses, services, products or assets that generated aggregate revenue for the twelve (12) month period ended December 30, 2017 of greater than $20,000,000 and (B) in the case of businesses, services, products or assets of Parent and its Subsidiaries, with respect to any such businesses, services, products or assets that generated aggregate revenue for the twelve (12) month period ended December 30, 2017 of greater than $4,000,000; provided, that none of Parent, Merger Sub or the Company shall be required to agree to any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on products or services that have not yet been commercialized (including those under development or in the research, planning, prototyping, design, pre-production, evaluation or testing phases). The Company shall not, and shall cause its Subsidiaries and Representatives not to, without the written consent of Parent, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on any of the respective businesses, services, products or assets of Parent, the Company or any of their respective Subsidiaries.

6.3 Joint Proxy Statement and Form S-4.

(a) As soon as practicable following the date hereof, (i) the Company and Parent shall jointly prepare and file with the SEC in preliminary form the Joint Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement/Prospectus). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Joint Proxy Statement/Prospectus comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq and (C) keep the Form S-4 effective for so long as necessary to complete the Merger and the other transactions contemplated by this Agreement, including the Parent Common Stock Issuance. Parent and the Company shall furnish in writing to the other party all information concerning such Person and its Affiliates and provide such other assistance as may be reasonably requested in connection with the preparation, filing with the SEC and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. If at any time prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, any information relating to the Company, on the one hand, or Parent or Merger Sub, on the other hand, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, respectively, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that the Form S-4 or Joint Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the others, and the Company and Parent shall cooperate to promptly prepare and file with the SEC an appropriate amendment or supplement to the Form S-4 and/or the Joint Proxy Statement/Prospectus, as applicable, describing such information and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Stockholders and/or the Parent Stockholders, as applicable.

(b) Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments made by the SEC or its staff with respect to the Form S-4 and/or Joint Proxy Statement/Prospectus and shall use reasonable best efforts to have the Form S-4 and Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof. Subject to applicable Law, each of the Company and Parent shall use its respective reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be disseminated to the Company Stockholders and the Parent Stockholders, respectively, as promptly as practicable after the registration statement on Form S-4 becomes effective.

(c) (i) Neither the Company nor Parent shall file with the SEC nor mail the Form S-4 or Joint Proxy Statement/Prospectus or any amendment or supplement thereto, and (ii) the Company and Parent shall not correspond or otherwise communicate with the SEC or its staff with respect to the Form S-4 or Joint Proxy Statement/Prospectus, in any such case referenced in the preceding clause (i) or (ii) without providing the other party a reasonable advance opportunity to review and comment thereon or participate therein, as the case may be.

(d) Each of the Company and Parent shall advise the other party, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Form S-4 or Joint Proxy Statement/Prospectus, any receipt of comments from the SEC or its staff on the Form S-4 or Joint Proxy Statement/Prospectus, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall provide the other party with copies of all written correspondence between the such Person and its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 and/or Joint Proxy Statement/Prospectus, as applicable. Each of the Company and Parent also shall provide the other party with copies of any written comments or responses to be submitted by such Person in response to any comments or inquiries from the SEC or the staff thereof and shall provide the other parties a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Form S-4 and/or Joint Proxy Statement/Prospectus, as applicable.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus. Unless the Parent Board or any authorized committee thereof shall have effected a Parent Board Recommendation Change specifically permitted by Section 6.5, Parent shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus.

6.4 Stockholder Meetings.

(a) As soon as practicable following the date hereof, the Company shall, in consultation with Parent, establish a record date for a meeting of the Company Stockholders (such meeting or any adjournment or postponement thereof, the “Company Stockholder Meeting”) for the purpose of voting to approve the Merger in accordance with the MBCA and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable (and in any event no later than 60 calendar days) after the Joint Proxy Statement/Prospectus is disseminated to Company Stockholders; provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting on any occasion if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with Parent, the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Company Board Recommendation Change) or (B) to provide additional time to solicit proxies from Company Stockholders;

provided, further, that the Company shall not postpone or adjourn the Company Stockholder Meeting to a date that is (x) in the aggregate more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law, Order or a request from the SEC or its staff) or (y) less than five (5) Business Days prior to the Termination Date, in the case of the foregoing clauses (i) or (iii). All other postponements or adjournments shall require the prior written consent of Parent. The Company shall, on the reasonable request of Parent, advise Parent promptly as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(b) The Company shall submit the Merger for approval by the Company Stockholders at the Company Stockholder Meeting and solicit from the Company Stockholders proxies with respect to the approval of the Merger in accordance with Massachusetts Law. Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Joint Proxy Statement/Prospectus will include the Company Board Recommendation and the Company will use its reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Without limiting the generality of the foregoing, the Company agrees that (i) its obligations pursuant to the first sentence of this Section 6.4(b) shall be unconditional unless this Agreement is terminated pursuant to Article VIII whether or not the Company Board shall have made a Company Board Recommendation Change and (ii) its obligations pursuant to the second sentence of this Section 6.4(b) shall be unconditional unless this Agreement is terminated pursuant to Article VIII or the Company Board shall have made a Company Board Recommendation Change specifically permitted by Section 6.5.

(c) As soon as practicable following the date hereof, Parent shall, in consultation with the Company, establish a record date for a meeting of the Parent Stockholders (such meeting or any adjournment or postponement thereof, the “Parent Stockholder Meeting”) for the purpose of voting to approve the Parent Common Stock Issuance in accordance with Parent’s Constitutional Documents, Delaware Law and the rules and regulations of Nasdaq and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent shall duly call, give notice of, convene and hold the Parent Stockholder Meeting as promptly as practicable (and in any event no later than 60 calendar days) after the Joint Proxy Statement/Prospectus is disseminated to Parent Stockholders; provided that nothing herein shall prevent Parent from postponing or adjourning the Parent Stockholder Meeting on any occasion if (i) there are holders of insufficient shares of the Parent Common Stock present or represented by a proxy at the Parent Stockholder Meeting to constitute a quorum at the Parent Stockholder Meeting, (ii) Parent is required to postpone or adjourn the Parent Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with the Company, the Parent Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Stockholder Meeting in order to (A) give Parent Stockholders sufficient time to evaluate any information or disclosure that Parent has sent to Parent Stockholders or otherwise made available to Parent Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Parent Board Recommendation Change) or (B) to provide additional time to solicit proxies from Parent Stockholders; provided, further, that Parent shall not postpone or adjourn the Parent Stockholder

Meeting to a date that is (x) in the aggregate more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (other than, following consultation with Parent any adjournments or postponements required by applicable Law, Order or a request from the SEC or its staff) or (y) less than five (5) Business Days prior to the Termination Date, in the case of the foregoing clauses (i) or (iii). All other postponements or adjournments shall require the prior written consent of the Company. Parent shall, on the reasonable request of the Company, advise the Company promptly as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval.

(d) Parent shall submit the Merger and the Parent Common Stock Issuance for approval by the Parent Stockholders at the Parent Stockholder Meeting and solicit from the Parent Stockholders proxies with respect to the approval of the Merger and the Parent Common Stock Issuance in accordance with Delaware Law and the rules and regulations of Nasdaq. Unless the Parent Board or any authorized committee thereof shall have effected a Parent Board Recommendation Change specifically permitted by Section 6.6, the Joint Proxy Statement/Prospectus will include the Parent Board Recommendation and Parent will use its reasonable best efforts to secure the Parent Stockholder Approval at the Parent Stockholder Meeting. Without limiting the generality of the foregoing, Parent agrees that (i) its obligations pursuant to the first sentence of this Section 6.4(d) shall be unconditional unless this Agreement is terminated pursuant to Article VIII whether or not the Parent Board shall have made a Parent Board Recommendation Change and (ii) its obligations pursuant to the second sentence of this Section 6.4(d) shall be unconditional unless this Agreement is terminated pursuant to Article VIII or the Parent Board shall have made a Parent Board Recommendation Change specifically permitted by Section 6.6.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

6.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Company Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) if a tender offer or exchange offer that constitutes a Company Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Company Acquisition Proposal shall not be prohibited or be deemed to be a Company Board Recommendation Change) within ten (10) Business Days after the commencement thereof or such fewer number of days as remain prior to the Company Stockholder Meeting, or (v) fail to publicly reaffirm the Company Board Recommendation following any Company Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing; provided that Parent may not make such request more than one time with respect to any Company Acquisition Proposal unless there shall have been an additional public announcement by the Company with respect to such Company Acquisition Proposal (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, (1) in connection with a Company Intervening Event or (2) if the Company Board receives a Company Acquisition Proposal that constitutes a Superior Proposal, the Company Board may (x) in the case of clause (1) effect a Company Board Recommendation Change or (y) in the case of clause (2), effect a Company Board Recommendation Change and authorize the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case, if and only if, prior to effecting such Company Board Recommendation Change and/or authorizing the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal:

(i) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Massachusetts Law;

(ii) the Company shall have notified Parent in writing at least five (5) Business Days before taking such action of its intention to do so, and shall have specified the reasons therefor, including (A) if such notice is made in connection with a Company Intervening Event, a reasonable description of the Company Intervening Event and (B) if such notice is made in connection with a Superior Proposal, the terms and conditions of, and the identity of the Person making such Superior Proposal, and contemporaneously with such notice furnished a copy (if any) of the proposed agreement under which such Superior Proposal is proposed to be consummated and any other material transaction documents, including any financing commitment letters (it being understood and agreed that, with respect to any amendment to the financial terms or other material terms of such Superior Proposal, the Company shall have provided Parent a new written notice and a new additional period of three (3) Business Days in respect of each such amendment); it being agreed that any of the foregoing notice and any amendment to update such notice and the determination to deliver such notice, or update or amend public disclosure with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement;

(iii) during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), prior to its effecting a Company Board Recommendation Change or terminating this Agreement, if requested by Parent, the Company shall have made its Representatives available to negotiate with Parent’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent;

(iv) if Parent shall have delivered to the Company a written offer to modify the terms and conditions of this Agreement during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), the Company Board, after expiration of the applicable period and after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that (A) in the case of a Superior Proposal, such Superior Proposal continued to be a Superior Proposal, and that the failure to make a Company Board Recommendation Change or terminate this Agreement would be inconsistent with its fiduciary duties to the Company Stockholders under Massachusetts Law or (B) in the case of a Company Intervening Event, the failure to make a Company Board Recommendation Change would be inconsistent with its fiduciary duties under Massachusetts Law; and

(v) in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Termination Fee in accordance with Section 8.3(b)(iii).

(c) Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any committee thereof determines in good faith (after consultation from its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Massachusetts Law; provided that any such disclosure (other than a “stop, look and listen” communication or any substantially similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 8.1(f)) unless the Company Board expressly reaffirms its recommendation to the Company Stockholders in favor of the approval of this Agreement and the Merger in such disclosure; provided, further, that this Section 6.5(c) shall not be deemed to permit the Company Board to make a Company Board Recommendation Change or take any of the actions referred to in Section 6.5(b), except, in each case, to the extent permitted by Section 6.5(b).

6.6 Parent Board Recommendation.

(a) Neither the Parent Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation, (ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) fail to publicly reaffirm the Parent Board Recommendation following any Parent Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after the Company so requests in writing; provided that the Company may not make such request more than one time with respect to any Parent Acquisition Proposal unless there shall have been an additional public announcement by Parent with respect to such Parent Acquisition Proposal (each of clauses (i), (ii) and (iii), a “Parent Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Parent Stockholder Approval, (1) in connection with a Parent Intervening Event or (2) if the Parent Board receives a Parent Acquisition Proposal that constitutes a Parent Superior Proposal, the Parent Board may effect a Parent Board Recommendation Change, in each case, if and only if, prior to effecting such Parent Board Recommendation Change:

(i) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Delaware Law;

(ii) Parent shall have notified the Company in writing at least five (5) Business Days before taking such action of its intention to do so, and shall have specified the reasons therefor, including (A) if such notice is made in connection with a Parent Intervening Event, a reasonable description of the Parent Intervening Event and (B) if such notice is made in connection with a Parent Superior Proposal, the terms and conditions of, and the identity of the Person make such Parent Superior Proposal;

(iii) during such five (5) Business Day period, prior to its effecting a Parent Board Recommendation Change, if requested by the Company, Parent shall have made its Representatives available to negotiate with the Company’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent; and

(iv) if the Company shall have delivered to Parent a written offer to modify the terms and conditions of this Agreement during such five (5) Business Day period, the Parent Board, after expiration of such period and after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that, (A) in the case of a Parent Superior Proposal, such Parent Superior Proposal continued to be a Parent Superior Proposal, and that the failure to make a Parent Board Recommendation Change would be inconsistent with its fiduciary duties to the Parent Stockholders under Delaware Law or (B) in the case of a Parent Intervening Event, the failure to make a Parent Board Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law.

(c) Nothing in this Agreement shall prohibit the Parent Board and/or any authorized committee thereof from making any disclosure to the Parent Stockholders that the Parent Board and/or any committee thereof determines in good faith (after consultation from its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware Law; provided that any such disclosure shall be deemed to be a Parent Board Recommendation Change (including for purposes of Section 8.1(f), unless the Parent Board expressly reaffirms its recommendation to the Parent Stockholders in favor of the approval of this Agreement and the Merger in such disclosure; provided, further, that this Section 6.6(c) shall not be deemed to permit the Parent Board to make a Parent Board Recommendation Change or take any of the actions referred to in Section 6.6(b), except, in each case, to the extent permitted by Section 6.6(b).

6.7 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by both Parent and the Company. Thereafter, none of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or by obligations pursuant to any listing agreement with any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance; provided that the restrictions set forth in this Section 6.7 shall not apply to (i) any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change, (ii) any release or announcement made or proposed to be made by Parent following a Parent Board Recommendation Change or (iii) any filing to be made by a party pursuant to the Exchange Act; provided, further, that each party may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by the parties in compliance with this Section 6.7.

6.8 Anti-Takeover Laws. In the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall take all action necessary within their respective control (including, in the case of the Company and the Company Board, grant all necessary approvals) to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate, or if it is not possible to eliminate, to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby.

6.9 Access. At all times during the period commencing from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub, and their respective Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, assets, books and records, Contracts, facilities and personnel of the Company and its Subsidiaries; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege held by the Company or its Subsidiaries and (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.9 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.9 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, Merger Sub or any of their respective Representatives pursuant to the access contemplated by this Section 6.9. Nothing in this Section 6.9 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all actions reasonably necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and Parent, in each case, (including derivative securities), respectively, in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements set forth in Section 6.11 of the Company Disclosure Letter, and as in effect on the date of this Agreement, between the Company or any of its Subsidiaries and (A) any of their respective current or former directors and officers as of the date of this Agreement pursuant to the terms of such agreements as in effect on the date hereof and (B) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors and officers that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any Constitutional Documents of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case until the sixth (6th) anniversary of the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers, in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Parent and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 3.23 of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such a “tail” policy in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such properties or assets, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.

(d) The obligations set forth in this Section 6.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons (and their heirs) are intended to be third-party beneficiaries of this Section 6.11 with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs) under this Section 6.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements, if any, with the Company or any of its Subsidiaries as Made Available to Parent, or applicable Law (whether at law or in equity). The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.11 shall be joint and several.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or such shorter time as a Continuing Employee remains employed by the Surviving Corporation and its Subsidiaries following the Effective Time), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide, for the benefit of Continuing Employees, employee benefits (excluding equity-based benefits and individual employment agreements) that are no less favorable in the aggregate than the benefits that were provided to the Continuing Employees under the Company Employee Plans as of immediately prior to the Effective Time (such employee benefit plans, the “Company Plans”). In addition, base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(b) To the extent that a Company Plan is made available to any Continuing Employee at or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, and solely for purposes of vacation, sick time or paid time off accrual and severance pay, entitlement to benefits where length of service is relevant; provided that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, to the extent commercially reasonable: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employee under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, subject to applicable accrual limits or other forfeiture.

(c) On or as soon as administratively practicable (consistent with past practices) following the later of the Closing and December 31, 2018, Parent shall establish a replacement incentive compensation plan (the “Replacement Bonus Plan”) for the participants of the Xcerra Executive Profit Sharing Plan and the Xcerra Extended Executive Profit Sharing Plan (the “FY2019 Plans”) who remain employed by Surviving Corporation or another Affiliate of Parent through such date, covering the period from the date the Replacement Bonus Plan is established through the end of Parent’s then-current fiscal year. The Replacement Bonus Plan shall provide target annual bonus compensation for each such participant equivalent to the participant’s target annual bonus compensation from the applicable FY2019 Plan, which will be paid out pro rata based on the number of days in the fiscal year that the Replacement Bonus Plan covers. All other terms, considered in the aggregate, of the Replacement Bonus Plan shall be no less favorable for all Continuing Employees than the terms of the FY2019 Plans.

(d) Prior to making any written or oral communications to the Continuing Employees pertaining to compensation or benefits matters set forth in this Section 6.12, the Company shall provide Parent with a copy of the intended communication and Parent shall have a reasonable period of time to review and comment on the communication.

(e) No later than thirty (30) Business Days following the date of this Agreement, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (including the Merger) (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 6.12(e) shall be updated and delivered to Parent not later than twenty (20) Business Days prior to the anticipated Closing Date.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) to constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Company Plan, New Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof under this Agreement, including without limitation with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise.

6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.14 Notification of Certain Matters.

(a) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.14(a).

(b) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.14(b).

6.15 Certain Litigation. The Company and Parent shall each promptly advise the other of any litigation or other Legal Proceeding commenced after the date hereof against such Person, any of its Subsidiaries or any of their respective directors or officers (in their capacity as such) relating to this Agreement or the transactions contemplated hereby and shall keep the other party reasonably informed regarding any such litigation or Legal Proceeding. The Company shall give Parent the opportunity to participate in the defense and any settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation or Legal Proceeding. The Company shall not enter into any settlement agreement in respect of any stockholder litigation or Legal Proceeding against the Company or its directors or officers relating to this Agreement or the transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their respective Best Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing as promptly as practicable on the terms and conditions described in the Financing Documents, including using their respective Best Efforts to: (i) maintain in effect the Financing Documents, (ii) enter into definitive agreements with respect thereto on a timely basis (taking into account the expected timing of the Marketing Period) on the terms and conditions contained in the Commitment Letter and the Fee Letter (including any “flex” provisions contained in the Fee Letter), (iii) satisfy, or cause their Affiliates to satisfy, on a timely basis (taking into account the expected timing of the Marketing Period) (or, if deemed advisable by Parent, seek the waiver of) all conditions applicable to Parent, Merger Sub or their respective Affiliates in the Financing Documents that are within their control and (iv) consummate the Financing at or prior to the Closing, including by enforcing their respective rights under the Financing Documents (including by seeking damages or taking other enforcement actions, including seeking an order of specific performance).

(b) Parent shall not agree to, or permit, any amendments, replacements, supplements or modifications to, or any waivers or assignment of commitments under, the Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter shall be deemed not to be any such amendment, replacement, supplement, modification, waiver or assignment) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letter, and/or substitute or add other equity or debt financing, and/or permit the parties to the Commitment Letter to assign their commitments thereunder to other equity or debt financing sources without the prior written consent of the Company if, and only if, such amendments, modifications, waivers, assignments or replacements would not: (i) reduce the aggregate amount of the Financing to an amount committed that is below the amount required, together with other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement; (ii) adversely impact in any material respect the ability of Parent and/or Merger Sub to enforce their rights under the Financing Documents; (iii) amend or modify the then-existing conditions precedent to funding of the Financing in a manner that would make such conditions less likely in any material respect to be satisfied by the Closing or impose new or additional conditions precedent to funding of the Financing; (iv) otherwise be reasonably expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; provided that Parent shall have the right to permit any Financing Source to assign its commitment under the Commitment Letter to other financing sources solely to the extent consistent with the other terms of this Section 6.16(b) and upon the Company’s written request, Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver of the Financing Documents.

(c) In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained therein) (other than as a result of a breach by the Company of any representation, warranty or obligation hereunder with respect to which Parent has provided written notice to the Company) and such portion is necessary to consummate the transactions contemplated by this Agreement, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective Best Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to (A) promptly obtain (in light of the expected timing of the Marketing Period) the Financing or such portion of the Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent in connection with the transactions contemplated by this Agreement (“Alternative Financing”) and (B) promptly obtain a new debt financing commitment letter (the “Alternative Commitment Letter”) and negotiate and enter into a definitive agreement with respect thereto that provides for debt financing on terms and conditions (including conditions to draw and flex provisions) not materially less favorable than those in the Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained therein), in the aggregate, to Parent and which will not result in a material delay of the consummation of the transactions contemplated by this Agreement. In such event, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter.

(d) Prior to the Closing, Parent shall (i) give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party thereto of the Financing Documents, (B) upon the receipt of any written communication from any Person party to the Financing Documents with respect to any threatened breach or termination thereof by such Person or (C) if it is reasonably expected that Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms and conditions of the Financing Documents (including any “market flex” provisions contained in the Fee Letter) and such portion is necessary to consummate the transactions contemplated by this Agreement and (ii) keep the Company reasonably informed, at the Company’s request, of material developments in Parent’s and Merger Sub’s efforts to arrange the Financing.

(e) Nothing in this Section 6.16 or any other provision of this Agreement shall require, and in no event shall Parent or Merger Sub be required to (i) seek the Financing from a source other than the Lenders or in any amount in excess of that contemplated by the Commitment Letter, (ii) amend or waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding, subject to Section 9.7, against any Financing Source.

(f) Each of Parent and Merger Sub acknowledges and agrees that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transaction be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

6.17 Assistance with Financing.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to and use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to cooperate in connection with the arrangement of Financing as may be reasonably requested by Parent (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including:

(i) subject to Section 6.9, participating, and causing the Company’s senior management, officers and advisers to participate, in each case at mutually agreeable times and places and with reasonable advance notice, in a reasonable number of calls and meetings in a reasonable location (including customary one-on-one meetings with the Financing Sources and such members of senior management designated by the Company), presentations, due diligence (including accounting due diligence) and presentations to prospective Financing Sources and investors, in each case in connection with all or any portion of the Financing;

(ii) as promptly as practicable after request therefor, furnishing to Parent, Merger Sub and the Financing Sources, and their respective Representatives (and, in the case of any required pro forma financial statements, reasonably cooperating with Parent with respect to its preparation of pro forma financial statements) (A) all financial statements and financial data and (B) such other pertinent financial and other information regarding the Company and its Subsidiaries, in each case which is, (1) reasonably requested by Parent, Merger Sub or the Financing Sources, (2) customarily necessary for financings of the type contemplated by the Financing Documents and (3) necessary (x) for Parent to satisfy the conditions set forth in Section 7 of Exhibit C of the Commitment Letter or (y) in order for Parent (or the Financing Sources) to arrange or syndicate the Financing (all such information in this clause (ii), together with the authorization letters referred to in clause (iii)(A) below, the “Required Information”); provided, that with respect to any pro forma financial data required to be delivered by the Company pursuant to this clause (ii), such pro forma financial data shall only consist of the necessary historical financial data relating to the Company and its Subsidiaries to enable Parent to produce (or cause to be produced) pro forma financial statements and other pro forma financial data and financial information (including pro forma adjustments relating to the transactions contemplated by this Agreement), in each case, as required to satisfy the condition set forth in Section 7 of Exhibit C of the Commitment Letter;

(iii) (A) providing Parent with customary representation letters and authorization letters and other information, to the extent readily available, that is reasonably requested for the preparation of bank information memoranda and similar documents in connection with the Financing and (B) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (and, to the extent necessary, additional information memoranda that do not include material non-public information), prospectuses and similar documents reasonably requested in connection with the Financing;

(iv) using reasonable best efforts to cooperate with and assist Parent or Merger Sub in obtaining consents to the use of legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Financing Sources or as are reasonably requested by Parent;

(v) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters (or a solvency opinion with respect to such solvency matters) and consents of accountants for use of their reports in any materials relating to any Financing) as may be as may be reasonably determined by Parent to be necessary in order to consummate any Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens);

(vi) taking all actions reasonably necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(vii) to the extent reasonably requested at least five (5) Business Days prior to the Closing Date, providing all documentation and other information required by applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Financing;

(viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent required by the Financing Sources and to arrange discussions among Parent, Merger Sub and the Financing Sources with other parties to material leases, encumbrances and contracts to the extent required by the Financing Sources;

(ix) taking all actions reasonably necessary to facilitate the prepayment and termination of any existing Indebtedness of the Company and its Subsidiaries, the termination on the Closing Date of all guarantees and security interests in connection therewith and the delivery of customary payoff letters, lien releases, termination documentation and instruments of discharge with respect to the foregoing, in each case reasonably satisfactory to Parent; and

(x) taking of all corporate, limited liability company or similar action reasonably necessary to comply with the Company’s obligations set forth in clauses (i) through (ix) of this Section 6.17(a).

(b) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a customary manner that is not intended nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s, its Subsidiaries’ or its and their respective Representatives’ obligations under this Section 6.17 and indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against, and compensate and reimburse the Company and its Subsidiaries and its and their respective Representatives for, any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the performance of any of their obligations under this Section 6.17 and any information utilized in connection with the Financing (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and its Subsidiaries provided by the Company in writing specifically for use in connection with the Financing and (B) the fraud, bad faith or willful material breach by the Company or any of its Subsidiaries of its obligations under this Section 6.17).

(c) Notwithstanding anything in this Agreement to the contrary, including this Section 6.17, (i) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.17 that would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries; (ii) prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to waive or amend any terms of this Agreement or pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the Financing; (iii) prior to the Effective Time, none of the Company, its Subsidiaries or their respective Representatives shall be required to authorize, execute or enter into or perform any agreement with respect to any Financing which is not conditioned upon the occurrence of the Closing; (iv) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) contravene any applicable Law or the Company’s or any of its Subsidiaries’ Constitutional Documents or require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (C) cause any Representative of the Company or any of its Subsidiaries to incur or potentially incur any personal liability; (v) neither the Company nor any of its Subsidiaries shall be required to deliver or cause to be delivered any financial information in a form not customarily prepared by the Company or with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request (or ninety (90) days in the case of a fiscal year-end); and (vi) neither the Company nor any of its Subsidiaries nor any Persons who are directors or officers of the Company or any of its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing (provided, that in no event shall this Section 6.17 require the Company or any of its Subsidiaries to cause any officer or director of the Company or of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement).

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.17, shall be deemed to be satisfied unless the Company or any of its Subsidiaries has willfully and materially breached its obligations under this Section 6.17.

6.18 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Company of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.19 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.20 Repatriation of Cash.

(a) Parent may periodically request from the Company (but not more often than once per calendar month), and the Company will reasonably promptly provide, its good faith estimate of the amount of cash held by the non-U.S. Subsidiaries of the Company. If requested by Parent by one or more written notices (each, a “Repatriation Notice”) to the Company, delivered no earlier than fifteen (15) Business Days prior to, and no later than ten (10) Business Days prior to, the anticipated Closing Date (provided that the parties mutually agree that such date is the anticipated Closing Date and each party confirms in good faith to the other parties that it is prepared to consummate the Closing on such date (subject to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII), the Company and its Subsidiaries will use their respective commercially reasonable efforts to repatriate (whether by distribution, transfer or intercompany loans), in the manner reasonably requested by Parent, any cash held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notices as reasonably necessary for Parent’s funding of the consummation of the transactions contemplated by this Agreement (including the amounts payable in connection with the consummation of the Merger), such that the amounts set forth in the Repatriation Notices will be available in the bank accounts of the Company no later than the day immediately preceding the Closing Date. Notwithstanding the foregoing, nothing herein shall require the Company or any of its non-U.S. Subsidiaries to distribute, transfer, lend, or cause to be distributed, transferred, or be loaned any amounts (i) to the extent that such distribution, transfer or loan would be reasonably likely to, in the Company’s reasonable determination, interfere with the non-U.S. Subsidiaries’ operating cash needs arising in the ordinary course of business, (ii) to the extent that such distribution, transfer or loan would be subject to withholding or other Taxes or subject the Company and its Subsidiaries to losses or expenses in advance of the Effective Time unless Parent has demonstrated to the Company’s reasonable satisfaction that Parent will meet its obligations pursuant to Section 6.20(b), or (iii) to the extent that such distribution, transfer or loan would violate applicable Law or the Constitutional Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement.

(b) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and Taxes) incurred by the Company or its Subsidiaries, as applicable, in connection with the actions contemplated by this Section 6.20. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and its and their Representatives) from and against any and all losses, damages, claims, costs or other expenses (including Taxes) suffered or incurred by any of them in connection with the actions contemplated by this Section 6.20. Notwithstanding anything to the contrary in this Section 6.20, Parent shall have no obligation to reimburse or indemnify or hold harmless the Company or its Subsidiaries or its or their Representatives pursuant to the prior sentence unless (i) this Agreement is terminated pursuant to Article VIII or (ii) the Closing shall fail to occur within 10 Business Days of any such distribution, transfer or loan of funds undertaken pursuant to this Section 6.20; provided, however, that Parent shall have no obligation to reimburse or indemnify or hold harmless the Company or its Subsidiaries or its or their Representatives pursuant to the prior sentence if (x) in the case of clause (i), this Agreement is terminated by Parent pursuant to Section 8.1(d) and (y) in the case of clause (ii), and without limitation of the Company’s rights under clause (i), the Company’s breach of this Agreement was the cause of the failure of the Closing to occur within such 10 Business Day period. The Company shall use commercially reasonable efforts to mitigate any losses, damages, claims, costs, Taxes or other expenses subject to reimbursement pursuant to this Section 6.20(b), including by rescinding any distributions, transfers or loans made if permitted by applicable Law and otherwise practicable in the Company’s reasonable discretion.

6.21 Parent Board Representation. Parent shall take such actions as are necessary to cause two (2) individuals who are members of the Company Board as of immediately prior to the Effective Time to become members of the Parent Board immediately after the Effective Time, one of whom shall become a Class 3 director and one of whom shall become a Class 2 director. Any new members appointed to the Parent Board in accordance with this Section 6.21 shall be selected by the Nominating and Governance Committee of the Parent Board, after consulting with the Company, pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on April 3, 2018, to serve on the Parent Board until the next annual meeting of Parent’s shareholders at which such members’ term expires in accordance with Parent’s Constitutional Documents. In furtherance of the foregoing, within thirty (30) days following the date hereof, the Company shall provide to Parent a list of at least three (3) members of the Company Board who are willing to serve as members of the Parent Board effective from and after the Effective Time. Within 30 days following the date of delivery of such list, Parent shall select from such list, and shall provide the Company with written notice of such selection, the two (2) members of the Company Board who shall serve as members of the Parent Board effective at the Effective Time.

6.22 Assistance with Form 8-K Reporting Obligation. Upon request by Parent therefor, in connection with Parent’s obligation to file with the SEC an amendment to the Form 8-K it shall file upon the Closing no more than 75 days after the Closing with the information required by Section 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, the Company shall furnish to Parent, Merger Sub and the Financing Sources, and their respective Representatives (and, in the case of any required pro forma financial statements, reasonably cooperate with Parent with respect to its preparation of pro forma financial statements) all financial statements, financial data and other information regarding the Company and its Subsidiaries which is necessary to satisfy the requirements of Form 8-K and, in the case of pro forma financial statements, the necessary historical financial data relating to the Company and its Subsidiaries to enable Parent to produce (or cause to be produced) the pro forma financial statements and other pro forma financial data and financial information required to be filed on Form 8-K.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to all Parties’ Obligations. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approvals. The Company shall have received the Company Stockholder Approval and Parent shall have received the Parent Stockholder Approval.

(b) Antitrust Approvals. The HSR Antitrust Clearance and the Non-U.S. Antitrust Clearances shall have been obtained.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn.

(e) Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 (Company Stockholder Approval) and in the second sentence of Section 3.11(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(b) and 3.6(c) (Company Capitalization) shall be true and correct (except for such inaccuracies as are de minimis) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (iii) each of the representations and warranties of the Company set forth in Section 3.1(a) (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor), Section 3.27 (State Anti-Takeover Statutes) and Section 3.29 (No Rights Plan) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), but without regard to any qualification as to materiality or Company Material Adverse Effect included therein; and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iv), except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect but without regard to any qualification as to materiality or Company Material Adverse Effect included therein.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.3(Parent Stockholder Approval) and in the second sentence of Section 4.11(Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) the representations and warranties of Parent set forth in Sections 4.6(a), 4.6(b) and 4.6(c) (Parent Capitalization) shall be true and correct (except for such inaccuracies as are de minimis) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (iii) each of the representations and warranties of Parent set forth in Section 4.1(Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.24 (Brokers), Section 4.25 (Opinion of Financial Advisor) and Section 4.19 (State Anti-Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), but without regard to any qualification as to materiality or Parent Material Adverse Effect included therein; and (iv) each of the remaining representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iv), except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect but without regard to any qualification as to materiality or Parent Material Adverse Effect included therein.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(b)(d) have been satisfied.

(d) Parent Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied as a condition precedent to any right or obligation of such party hereunder if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred by 5:00 p.m. New York City time on or before six (6) months after the date hereof (the “Initial Termination Date”); provided that if on such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b) or Section 7.1(c), then either Parent or the Company may, in its sole discretion, extend the Initial Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the “Second Termination Date”) by providing the other party written notice of such extension on or before the Initial Termination Date; provided, further, that if all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b) or Section 7.1(c) as of the Second Termination Date, then either Parent or the Company may, in its sole discretion, extend the Second Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Second Termination Date (the Initial Termination Date and the Second Termination Date, as each may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided further that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing) occurs less than two (2) Business Days prior to the Termination Date, the Termination Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 2.3; provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) any Governmental Authority of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, and such Order has become final and non-appealable;

(iii) the Company shall have failed to obtain the Company Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on such approval was taken; or

(iv) Parent shall have failed to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on such approval was taken;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Merger Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Merger Sub shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after Parent and Merger Sub have received written notice of such breach from the Company or the Termination Date (it being understood that under such circumstances the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of such breach set forth in any such written notice (A) at any time during such cure period, and (B) at any time after such twenty (20) day cure period if Parent and/or Merger Sub shall have cured such breach during such twenty (20) day cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(d) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after the Company has received written notice of such breach from Parent or the Termination Date (it being understood that under such circumstance Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of such breach set forth in any such written notice (A) at any time during such twenty (20) day cure period, and (B) at any time after such twenty (20) day cure period if the Company shall have cured such breach during such cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(e) by the Company, at any time prior to receipt of the Company Stockholder Approval, in the event that (i) the Company Board shall have authorized the Company to enter into a definitive agreement relating to a Superior Proposal; (ii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Superior Proposal and pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(iii); and (iii) the Company has otherwise complied in all material respects with the provisions of Section 5.3 and Section 6.5;

(f) by the Company, in the event that (i) the Parent Board shall have effected a Parent Board Recommendation Change; or (ii) Parent shall have materially breached or failed to perform any of its obligations set forth in Section 6.6;

(g) by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.3 or Section 6.5; or

(h) by the Company, if (i) the Marketing Period has ended and all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on or before the date required by Section 2.3; (iii) thereafter, the Company has irrevocably confirmed by written notice to Parent that (A) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (B) the Company stands ready, willing and able to consummate the Merger during such period; and (iv) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days of such written notice.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties), to the other party or parties hereto, as applicable, except for the terms of Article I (Definitions & Interpretations), Section 6.7 (Public Statements and Disclosure), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement; provided that, subject to Section 8.3(b)(v) and Section 8.3(c)(iv), if such termination shall result from the intentional (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure of any party to perform a covenant hereof in any material respect, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $22,800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the occurrence of the applicable event described in clause (C), in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); (B) following the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i)or Section 8.1(b)(iii), a Company Acquisition Proposal, whether or not conditional, shall have been announced, commenced or become publicly disclosed or otherwise submitted, made or become known to the Company Board and shall not have been publicly withdrawn prior to the Termination Date (in the event of Section 8.1(b)(i)) or the Company Stockholder Meeting (in the event of Section 8.1(b)(iii)); and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), the Company or any of its Subsidiaries consummates a Company Acquisition Proposal or enters into a definitive agreement with respect to a Company Acquisition Proposal, whether or not such Company Acquisition Proposal was the same Company Acquisition Proposal referenced in the preceding clause (B). For purposes of this Section 8.3(b)(i), each reference to “more than twenty percent (20%)” in the definition of “Company Acquisition Transaction” shall be deemed to be a reference to “a majority.”

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e) the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, immediately before and as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(v) Except in the event of a material breach of Section 5.3 or Section 6.5, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)). Except as expressly provided in the immediately preceding sentence, following the receipt of the Termination Fee in such circumstance, (A) none of Parent, Merger Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Merger Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Merger Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(c) Parent Payments.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c), Parent shall pay to the Company $22,800,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within seven (7) Business Days after demand by the Company.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), Parent shall pay to the Company the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after demand by the Company.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), Parent shall pay to the Company $45,000,000 (the “Financing Failure Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within seven (7) Business Days after demand by the Company.

(iv)

(A) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company receives payment of the Reverse Termination Fee or the Financing Failure Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee or the Financing Failure Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company against Parent, Merger Sub, the Financing Sources (without limiting the last sentence of Section 9.7(b)) or any of their or their Affiliates’ respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Reverse Termination Fee or Financing Failure Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e)).

(B) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company shall have the right to terminate this Agreement pursuant to Section 8.1(h) but not pursuant to Section 8.1(c) and the Financing shall not be available, then the right to terminate this Agreement pursuant to Section 8.1(h) and to receive the Financing Failure Termination Fee shall constitute the sole and exclusive remedy of the Company against Parent, Merger Sub, the Financing Sources (without limiting the last sentence Section 9.7(b)) and the Parent Related Parties for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform any obligations hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Financing Failure Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e)).

(C) Notwithstanding anything to the contrary in this Agreement, no Parent Related Party, except Parent and Merger Sub, shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Following the receipt of the Reverse Termination Fee or the Financing Failure Termination Fee, as applicable, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Merger Sub, the Financing Sources (without limiting the last sentence Section 9.7(b)) or any Parent Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by the Company or any Company Related Party against Parent, Merger Sub, the Financing Sources or any Parent Related Party to be dismissed with prejudice promptly.

(d) Single Payment Only. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent be obligated to pay, or cause to be paid, both the Reverse Termination Fee and the Financing Failure Termination Fee (other than to the extent that both fees are so payable and the higher applicable fee has not yet been paid) (if, for the avoidance of doubt, second such fee becomes payable subsequent to the payment of the first such fee, Parent shall only be obligated to pay the difference between the amount already paid and the higher fee payable hereunder). The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee nor shall Parent be required to pay the Reverse Termination Fee or Financing Failure Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Each of the Company, Parent and Merger Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee, the Reverse Termination Fee and the Financing Failure Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such termination fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to in this Article VIII and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Article VIII, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Massachusetts Law, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under Massachusetts Law without such approval or adoption; provided, further, that following the Parent Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of the Parent Stockholders under applicable Law without such approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, no amendment, modification or waiver of Section 8.3(c)(iv), this Section 8.4, Section 9.3, Section 9.5, the last sentence of Section 9.7(b), Section 9.8, Section 9.9 and Section 9.10 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of the Financing Sources will be effective against a Financing Source without the prior written consent of such Financing Source.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided that after the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or Parent Stockholders, as applicable, without such further approval or adoption. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below and accompanied by a copy sent by email (which shall not constitute notice):

(a) if to Parent or Merger Sub, to:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064

Attention: Tom Kampfer; Jeff Jones

E-mail: TKampfer@cohu.com; jjones@cohu.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

E-mail: pshim@cgsh.com

(b) if to the Company, to:

Xcerra Corporation

825 University Avenue

Norwood, MA 02062

Attention: General Counsel

Email: xavier.notices@xcerra.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad Freese; Chad Rolston

E-mail: tad.freese@lw.com; chad.rolston@lw.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another direct or indirect wholly-owned Subsidiary of Parent, in each case, at any time upon prior consultation with the Company so long as such assignment does not give rise to any incremental withholding Taxes pursuant to Section 2.8(e), in which case all references herein to “Merger Sub” shall be deemed references to such respective assignee, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such assignee as of the date of such assignment and provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligation; provided further that Parent may collaterally assign any or all of its rights and benefits (but not any of its obligations) under this Agreement to any Financing Source. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the other schedules hereto and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.11, (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II and (c) the rights of the Financing Sources identified in Section 8.3(c)(iv), Section 8.4, Section 9.3, this Section 9.5, the last sentence of Section 9.7(b), Section 9.8, Section 9.9 and Section 9.10.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies.

(a) Except as provided in Section 8.3(b), Section 8.3(c), Section 8.3(d) and Section 8.3(e) and subject to Section 9.9 (Jurisdiction), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries) (i) hereby waives any claims or rights against any Financing Sources relating to or arising out of this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 9.7(b)), it is explicitly agreed that the Company’s right to specific performance of or other equitable remedies with respect to Parent’s and Merger Sub’s obligations to consummate the Merger shall be subject to the requirements that: (i) the Marketing Period has ended and all of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), (ii) the Financing has been funded or will be funded in accordance with the terms thereof at the Closing, (iii) Parent and Merger Sub fail to complete the Closing by the time the Closing was required to have occurred pursuant to Section 2.3, (iv) the Company has irrevocably confirmed in writing delivered to Parent that if specific performance is granted and the Financing is funded, then it would take such actions that are within its control to consummate the Closing in accordance with the terms hereof (including satisfaction of the conditions to Parent’s and Merger Sub’s obligations in Section 7.1 and Section 7.2 that contemplate an action be taken or documents be delivered at the Closing), and (v) Parent fails to complete the Closing within three (3) Business Days following delivery of the confirmation pursuant to clause (iv) above and the Company stood ready, willing and able to complete the Closing throughout such three (3) Business Day period. For the avoidance of doubt, the foregoing provisions of this Section 9.7(c) shall not be deemed to limit in any way the Company’s right to specific performance of or other equitable remedies to any of Parent’s or Merger Sub’s other agreements or obligations hereunder (including under Section 6.16) other than its obligation to consummate the Merger. In no event shall the Company be entitled to seek the remedy of specific performance or other equitable remedies with respect to Parent’s obligations to consummate the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.7(c). In no event shall any Person other than the Company be entitled to seek the remedy of specific performance of any of Parent’s or Merger Sub’s obligations to consummate the Merger. In no event shall any Person other than Parent and/or Merger Sub be entitled to seek the remedy of specific performance of the Company’s obligations to consummate the Merger. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; provided, that nothing contained in this sentence shall prohibit a party from opposing a grant of specific performance or other equitable relief on the basis that such remedy is not permitted pursuant to the terms of this Agreement. For the avoidance of doubt, while the Company or Parent may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.7 and the payment of Reverse Termination Fee or the Financing Failure Termination Fee, as applicable (only to the extent expressly permitted by Section 8.3(c)) or the payment of the Termination Fee (only to the extent expressly permitted by Section 8.3(b)), as applicable, under no circumstances shall Parent or the Company, as applicable, be obligated to both specifically perform its obligations to consummate the Merger, on the one hand, and pay the Reverse Termination Fee, Financing Failure Termination Fee or the Termination Fee, as applicable, on the other hand.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware; provided that matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Financing Source in connection with this Agreement, the Financing, the Commitment Letter, the Fee Letter and the transactions contemplated hereby and thereby (including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination thereof, and whether arising in contract or tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York.

9.9 Jurisdiction.

(a) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 or in any other manner permitted by Applicable Law.

(b) Notwithstanding anything herein to the contrary, each party hereto further agrees that any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other person) brought against any Lender or other Financing Source in connection with the Financing or this Agreement, and that no party hereto will bring or support, or permit any of their affiliates to bring or support, any such action in any other court.

9.10 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.11 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company, Parent, or Merger Sub, as applicable, that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties of the Company, Parent, or Merger Sub, as applicable, that are set forth in this Agreement, but, in the case of this clause (b), only if and to the extent that the relevance of that disclosure as an exception to (or a disclosure for the purposes of) such other representations and warranties is readily apparent on the face of such disclosure to a reasonable person without any independent knowledge regarding the mattes so disclosed.

9.12 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

COHU, INC.

By:	/s/ Luis A. Müller
Name:	Luis A. Müller
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

XAVIER ACQUISITION CORPORATION

By:	/s/ Luis A. Müller
Name:	Luis A. Müller
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

XCERRA CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF ARTICLES OF ORGANIZATION OF SURVIVING CORPORATION